Exhibit 99.1

EXECUTION COPY
AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 24, 2011

BY AND AMONG

CARPENTER FUND MANAGER GP, LLC,

MISSION COMMUNITY BANCORP,

MISSION COMMUNITY BANK,

SANTA LUCIA BANCORP AND

SANTA LUCIA BANK

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TABLE OF CONTENTS

Page

Article I CERTAIN DEFINITIONS	1

1.01	Certain Definitions	1

Article II THE MERGERS AND RELATED MATTERS	10

2.01	Newco Merger.	10

2.02	Effective Time	10

2.03	Conversion of Shares	10

2.04	Certain Exceptions and Limitations.	11

2.05	Exchange Procedures.	11

2.06	Non-Competition and Voting Agreement.	12

2.07	Intentionally Deleted	13

2.08	The Bank Merger	13

2.09	Filing of Bank Merger Agreement	13

2.10	Conversion of SL Bank Common Stock	13

2.11	The Closing.	13

2.12	Dissenters’ Rights.	13

2.13	Capital Trust and Junior Subordinated Debentures	13

2.14	Distribution of Bank Assets	13

Article III ACTIONS PENDING THE BANK MERGER	14

3.01	Forbearances of Seller Parties	14

3.02	Forbearances of Purchaser Parties	18

Article IV REPRESENTATIONS AND WARRANTIES	19

4.01	Disclosure Schedules	19

4.02	Representations and Warranties Respecting Seller Parties	19

4.03	Representations and Warranties Respecting Purchaser Parties	36

Article V COVENANTS	38

5.01	Commercially Reasonable Efforts	38

5.02	Regulatory Filings.	38

5.03	Press Releases	38

5.04	Access; Information	38

5.05	Acquisition Proposals	39

5.06	Certain Policies	40

5.07	Notification of Certain Matters	41

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TABLE OF CONTENTS
(Continued)
Page

5.08	Estoppel Letters and Consents	41

5.09	Antitakeover Statutes.	41

5.10	Notice to Seller Parties’ Customers	41

5.11	Consents	41

5.12	Preparation of Proxy Statement; Shareholder Meeting.	42

5.13	Indemnification.	42

5.14	IT Transition	43

5.15	Benefit Plans.	44

5.16	SL Bancorp Stock Options	45

5.17	Termination of ESOP; 401(k)	45

5.18	Resignations	45

5.19	Debt Assumption	45

5.20	Carpenter Funding	45

5.21	Restricted Payments	45

5.22	Additional Agreements	45

Article VI CONDITIONS TO CONSUMMATION OF THE TRANSACTION	46

6.01	Conditions to Each Party’s Obligation to Effect the Transactions Contemplated Hereby	46

6.02	Conditions to Obligations of Seller Parties	46

6.03	Conditions to Obligation of the Purchaser Parties	47

Article VII TERMINATION	49

7.01	Termination	49

7.02	Effect of Termination and Abandonment.	51

Article VIII MISCELLANEOUS	52

8.01	Survival	52

8.02	Waiver; Amendment	52

8.03	Counterparts	52

8.04	Governing Law	52

8.05	Expenses	52

8.06	Notices	52

8.07	Entire Understanding; No Third-Party Beneficiaries	53

ii

8.08	Severability	54

8.09	Enforcement of the Agreement	54

8.10	Interpretation	54

8.11	Assignment	54

8.12	Alternative Structure	54

EXHIBIT A	Form of Newco Merger Agreement

EXHIBIT B	Form of Bank Merger Agreement

EXHIBIT C	Form of Voting Agreement

EXHIBIT D-1	Form of Non-Solicitation, Non-Competition and Confidentiality Agreement

EXHIBIT D-2	Form of Non-Solicitation and Confidentiality Agreement

ANNEX 1	List of Persons executing Voting Agreements, Non-Solicitation, Non-Competition and Confidentiality Agreements and Non-Solicitation and Confidentiality Agreements

ANNEX 2	Bank Assets

ANNEX 3	Plan Consideration – Subject Compensation Plans

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iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 24, 2011, is made by and among Carpenter Fund Manager GP, LLC (“Carpenter”), as General Partner of Carpenter Community BancFund, L.P. and Carpenter Community BancFund-A, L.P. (“Investors”), Mission Community Bancorp (“MC Bancorp”), Mission Community Bank (“MC Bank”) Santa Lucia Bancorp (“SL Bancorp”), and Santa Lucia Bank (“SL Bank”).

RECITALS

WHEREAS, the parties wish to provide for the terms and conditions of a business combination in which (a) a newly-formed subsidiary of Investors (“Newco”) will be merged with and into SL Bancorp, (b) MC Bancorp shall acquire the outstanding ownership interest of SL Bancorp in the Capital Trust and SL Bank, and assume the obligations of SL Bancorp under the Junior Subordinated Debentures, and (c) SL Bank will thereafter be merged into MC Bank; and

WHEREAS, the respective Boards of Directors of MC Bancorp, MC Bank, SL Bancorp, and SL Bank, and Carpenter in its capacity as the General Partner of the Investors have determined that it is in the best interests of their respective companies and their members and shareholders to consummate the Newco Merger, the Bank Merger (both as defined below) and the other transactions provided for herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 5.05(a).

“Affiliate” of any Person or entity means any shareholder or Person or entity controlling, controlled by under common control with such Person or entity, or any director or executive officer of such entity, or any individual related to such a Person by blood, marriage or adoption.  For purposes of this definition, “control,” when used with respect to any Person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contracting or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

“Agreement” means this Agreement and Plan of Merger, as amended or modified from time to time in accordance with Section 8.02.

“Bank Assets” means the assets of Bank listed on Annex 2 hereto.

“Bank Merger” has the meaning set forth in Section 2.08.

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“Bank Merger Agreement” has the meaning set forth in Section 2.09.

“Bank Merger Effective Time” has the meaning set forth in Section 2.08(e).

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plan” or “Benefit Plans” has the meaning set forth in Section 4.02(p)(i).

“Benefit Termination Agreement” has the meaning set forth in Section 5.15(d).

“Burdensome Condition” has the meaning set forth in Section 6.01(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

“Capital Trust” means the Santa Lucia Bancorp (CA) Capital Trust, a Delaware statutory business trust.

“Carpenter” has the meaning set forth in the preamble to this Agreement.

“Certificates” means certificates representing shares of SL Bancorp Common Stock.

“CGCL” means the California General Corporation Law.

“Claims” has the meaning set forth in Section 5.13.

“Classified Assets” has the meaning set forth in Section 4.02(v)(ii).

“Closing” has the meaning set forth in Section 2.11.

“Closing Date” means the date on which the Effective Time occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Comparable Benefit Plans” has the meaning set forth in Section 5.15(a).

“Confidentiality Agreement” means the Confidentiality Agreement by and among MC Bancorp and SL Bancorp, dated as of December 6, 2010.

“Consents” has the meaning set forth in Section 5.08.

“Core Deposits” shall mean the total deposits of SL Bank less all of the following: “brokered deposits,” as such term is defined in the Rules and Regulations of the FDIC, all time deposits over $100,000, internet deposits, inter-company or Affiliate deposits.

“Debt Assumption” has the meaning set forth in Section 2.13.

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“Derivatives Contracts” has the meaning set forth in Section 4.02(u)(ii).

“DFI” means the Department of Financial Institutions of the State of California.

“Disclosure Schedule” has the meaning set forth in Section 4.01.

“Dissenting Shareholder” has the meaning set forth in Section 2.12.

“Dissenters Shares” has the meaning set forth in Section 2.12.

“DOL” has the meaning set forth in Section 4.02(p)(i).

“Effective Time” has the meaning set forth in Section 2.02.

“Effective Time Core Deposits” means the average of SL Bank’s Core Deposits for the ten Business Days ending on the fifth Business Day preceding the Closing Date.

“Employees” has the meaning set forth in Section 4.02(p)(i).

“Environmental Laws” has the meaning set forth in Section 4.02(s).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate, and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.02(p)(iii).

“Exchange Agent” shall mean an institution appointed by Carpenter to complete the share exchange contemplated by Section 2.05.

“Exchange Fund” has the meaning set forth in Section 2.05(a).

“Fair Housing Act” means the Fair Housing Act, as amended.

“Fairness Opinion” has the meaning set forth in Section 4.02(ff).

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“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FHLB” means the Federal Home Loan Bank of San Francisco.

“Financial Code” means the California Financial Code.

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Authority” means any federal, territorial, state, local or foreign court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Hazardous Substance” has the meaning set forth in Section 4.02(s).

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act, as amended.

“Indemnified Party” has the meaning set forth in Section 5.13(a).

“Insurance Policies” shall have the meaning set forth in Section 4.02(aa).

“Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

“IRS” has the meaning set forth in Section 4.02(p)(i).

“Junior Subordinated Debentures” means the $5,155,000 in Junior Subordinated Debentures of SL Bancorp, due July 7, 2036, issued to the Capital Trust.

“Knowledge” shall mean facts and other information which as of the date of this Agreement the chairman of the board, president, any executive vice president, the chief financial officer, the chief operating officer or the chief credit officer (and any officer superior to any of the foregoing) of a party knows as a result of the performance of his or her duties, or that any

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such officer of a bank or bank holding company reasonably should know in the normal course of his or her duties, and includes such diligent inquiry as is reasonable under the circumstances.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 3.01(s).

“Material Adverse Effect” means, with respect to a Party, any effect that (i) is material and adverse to the financial position, results of operations or business of such Party and its Subsidiaries taken as a whole, or (ii) would materially impair the ability of such Party to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Newco Merger, Bank Merger, and the other transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally, except to the extent such changes materially adversely and disproportionately affect such Party or its Subsidiaries as compared to similarly situated small community banks and their holding companies and (d) any modifications or changes to valuation policies and practices in connection with the Newco Merger or Bank Merger, or restructuring charges taken in connection with such Merger with the approval of Carpenter, in each case in accordance with GAAP.  A Material Adverse Effect shall also include any order, decree, agreement, written directive, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Regulatory Authority that, in the judgment of Purchaser Parties, requires an increase in capital levels, reserves or allowances, charge-offs, a change in policies, operations or management or any other requirement that is more burdensome or adverse in any way to the Seller Parties than those currently in effect respecting the Seller Parties.

“Material Contract” or “Material Contracts” has the meaning set forth in Section 4.02(n)(i).

“MC Bancorp” has the meaning set forth in the preamble to this Agreement.

“MC Bancorp Common Stock” means the common stock of MC Bancorp.

“MC Bank” has the meaning set forth in the preamble to this Agreement.

“MC Bank Articles” means the Articles of Incorporation of MC Bank, as amended.

“MC Bank Bylaws” means the Bylaws of MC Bank, as amended.

“MC Bank Common Stock” means the common stock of MC Bank.

“MC Bank Board” means the Board of Directors of MC Bank.

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“MC Bancorp Funding” has the meaning set forth in Section 5.20.

“Measurement Date” has the meaning set forth in Section 6.03(c).

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Net Operating Loss” means, for any applicable period, the absolute value of net income or loss before taxes for the period determined in accordance with GAAP, less the sum of the value, whether positive or negative, of each of the following that are incurred or realized during the period: (i) actual expenses of Seller Parties paid refunded or accrued (or refunded or recaptured) in connection with the transactions contemplated by this Agreement, including, but not limited to, legal expenses, charges related to the acceleration of outstanding stock options and the cost of tail coverage under Section 5.13(b) of this Agreement, (ii) writedowns (or gains or reversals) in OREO, (iii) loan and lease loss provisions (or gains or reversals), (iv) losses (or gains) on the sale of securities and loans, (v) impairment charge expenses (or recaptures), (vi) non-recurring FDIC assessments, (vii) reversals (or recaptures) of previously accrued, but uncollected interest, as a result of one of more loans being designated as non-accrual, and (viii) losses or gains on accounting corrections attributable to prior periods.

“Newco” has the meaning set forth in the Recitals.

“Newco Common Stock” means the common stock of Newco.

“Newco Merger” has the meaning set forth in Section 2.01(a).

“Newco Merger Agreement” has the meaning set forth in Section 2.01(a).

“Non-Solicitation and Confidentiality Agreement” means the Non-Solicitation and Confidentiality Agreement in the form of Exhibit D-2 executed by the individuals listed in Annex 1 to this Agreement.

“Non-Solicitation, Non-Competition and Confidentiality Agreement” means the Non-Solicitation, Non-Competition and Confidentiality Agreement in the form of Exhibit D-1 executed by the individuals listed in Annex 1 to this Agreement.

“OREO” means other real estate owned.

“Outside Date” has the meaning set forth in Section 7.01(d).

“Party” means Carpenter, MC Bancorp, MC Bank, SL Bancorp, and SL Bank.

“Pension Plan” has the meaning set forth in Section 4.02(p)(ii).

“Per Share Merger Consideration” shall mean Thirty Five Cents ($0.35) per share of SL Bancorp Common Stock outstanding immediately prior to the Effective Time.

“Permitted Liens” shall have the meaning set forth in Section 4.02(w).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

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“Plan Consideration” has the meaning set forth in Section 5.15(d).

“Previously Disclosed” by a Party shall mean information included by such party in its filings with the SEC on file as of the date of this Agreement and as set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used; provided, that all agreements and contracts shall be set forth in the Disclosure Schedule whether or not included in such Party’s SEC filings.

“Proxy Statement” has the meaning set forth in Section 5.12(a).

“Public Offering” has the meaning set forth in Section 4.02(gg).

“Purchaser Parties” means Carpenter, MC Bancorp, and MC Bank.

“Regulatory Agreement” means any cease-and-desist or other similar order or enforcement action, any written agreement, consent agreement, consent decree or memorandum of understanding, capital directive or board resolutions adopted at the request of, any Governmental Authority that  restricts the conduct of any party’s business or that in any material manner relates to any party’s capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business.

“Regulatory Approval” shall mean any notice, consent, approval, filing or waiver required by any Governmental Authority necessary for the consummation of the transactions contemplated hereby.

“Regulatory Filings” has the meaning set forth in Section 5.02.

“Required Shareholder Vote” shall mean the vote of a majority of the outstanding shares of SL Bancorp Common Stock to approve the principal terms of this Agreement and the transactions contemplated hereby at the SL Bancorp Shareholders Meeting.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments of any character that obligate the Person to sell, purchase, issue or dispose of any of its capital stock or other ownership interests or other securities representing the right to purchase or otherwise receive any of its capital stock or other ownership interests.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller Parties” means SL Bancorp and SL Bank.

“Seller Parties Transaction Expenses” has the meaning set forth in Section 6.03(k).

“SFFRB” means the San Francisco Federal Reserve Bank.

“SL Bancorp” has the meaning set forth in the preamble to this Agreement.

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“SL Bancorp Common Stock” shall mean the common stock of SL Bancorp.

“SL Bancorp Financial Statements” shall mean (i) the consolidated statements of financial condition (including related notes and schedules, if any) of SL Bancorp as of December 31, 2010, 2009 and 2008 and the consolidated statements of operations and comprehensive income, shareholder's equity and cash flows (including related notes and schedules, if any) of SL Bancorp for each of the three years ended December 31, 2010, 2009 and 2008, (ii) the consolidated statements of financial condition (including related notes and schedules, if any) of SL Bancorp as of March 31, 2011 and the consolidated statements of operations and comprehensive income, shareholder's equity and cash flows (including related notes and schedules, if any) of SL Bancorp for the three months ended March 31, 2011, and (iii) the consolidated statements of financial condition of SL Bancorp (including related notes and schedules, if any) and the consolidated statements of operations and comprehensive income, shareholder's equity and cash flows (including related notes and schedules, if any) of SL Bancorp with respect to the quarterly and annual periods ending subsequent to March 31, 2011 and the last full month immediately preceding the month in which the Closing Date occurs.

 “SL Bancorp Preferred Stock” shall mean the Fixed Rate Cumulative Perpetual Preferred Stock, Series A of SL Bancorp.

“SL Bancorp SEC Documents has the meaning set forth in Section 4.02(j)(vii).

“SL Bancorp Shareholders Meeting” has the meaning set forth in Section 5.12(b).

“SL Bank” has the meaning set forth in the preamble to this Agreement.

“SL Bank Articles” means the Articles of Incorporation of SL Bank, as amended.

“SL Bank Bylaws” means the Bylaws of SL Bank, as amended.

“SL Bank Common Stock” means the common stock of SL Bank.

“SL Bank Loan Property” has the meaning set forth in Section 4.02(s).

“SL Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes SL Bancorp and any predecessor of and any successor to SL Bancorp (or to another such predecessor or successor).

“SOX Act” has the meaning set forth in Section 4.02(j)(vii).

“Subject Compensation Plans” has the meaning set forth in Section 5.15.

“Subsidiary” has the meaning ascribed to such term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 5.05.

“Survival Period” has the meaning set forth in Section 8.01.

“Surviving Corporation” has the meaning set forth in Section 2.01(b).

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“Tail Policy” has the meaning set forth in Section 5.13(b).

“Tax” and “Taxes” mean (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), custom duties, capital stock, franchise, profits, net worth, margin, capital production, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed, by any Governmental Authority responsible for imposition of any such tax (domestic or foreign), (ii) in the case of SL Bancorp, SL Bank, or the SL Group, liability for the payment of any amount of the type described in clause (i) as a result of being or having been on or before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of SL Bancorp, SL Bank, or the SL Group to a Governmental Authority is determined or taken into account with reference to the liability of any other Person, and (iii) liability of SL Bancorp, SL Bank, or the SL Group for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including an indemnification obligation).

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refund, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Tax Sharing Agreement” means the Tax Allocation Policy of SL Bancorp and SL Bank dated October 10, 2010.

“Termination Fee” has the meaning set forth in Section 7.02(b).

“Total Newco Merger Consideration” means the aggregate Per Share Merger Consideration.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“UST” shall mean the United States Department of the Treasury.

“UST Agreement” shall mean an agreement to be executed between one or more of Newco, Purchaser Parties and/or Seller Parties with the UST providing for the acquisition by Newco of the UST Warrants and SL Bancorp Preferred Stock in connection with the Newco Merger and Closing.

“UST Warrants” means the warrants to purchase 38,869 shares of SL Bancorp Common Stock issued to the UST in connection with issuance of the SL Bancorp Preferred Stock.

“Voting Agreement” means the Voting Agreements in the form of Exhibit C hereto executed by the Persons listed in Annex 1 to this Agreement.

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ARTICLE II
THE MERGERS AND RELATED MATTERS

2.01 Newco Merger.

(a)           Newco Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, Newco will be merged with and into SL Bancorp (the “Newco Merger”) pursuant to a merger agreement in substantially the form of Exhibit A hereto (the “Newco Merger Agreement”), and the separate corporate existence of Newco shall cease.

(b)           Surviving Corporation.  SL Bancorp shall be the surviving corporation in the Newco Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and shall continue to exist as a California corporation with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Newco Merger.  From and after the Effective Time, SL Bancorp, as the Surviving Corporation, shall possess all of the properties and rights and be subject to all the obligations of SL Bancorp and Newco.

(c)           Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws of Newco as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation after the Newco Merger until thereafter amended in accordance with applicable law.

(d)           Directors and Officers of Surviving Corporation.  The members of the board of directors and the Officers of Newco immediately prior to the Newco Merger shall hold the same positions after the Newco Merger with the Surviving Corporation and be the board of directors and Officers of Surviving Corporation and the operations of Surviving Corporation shall continue in effect after the Newco Merger.  All Officers and directors of SL Bancorp immediately prior to the Newco Merger shall not continue in such offices following the Newco Merger.

2.02 Effective Time.  The Closing shall take place as soon as practicable following (i) the satisfaction or waiver of the conditions set forth in Article VI hereof (other than conditions which by their terms cannot be satisfied by the Closing); and (ii)  receipt of approval of all required Governmental Entities for the Newco Merger and Bank Merger and the expiration of all waiting periods required by Rule, or such other time and date as to which the Parties may agree.  The Newco Merger shall be effective upon the filing of the Newco Merger Agreement with the California Secretary of State (the “Effective Time”).

2.03 Conversion of Shares.  At the Effective Time and pursuant to the Newco Merger Agreement:

(a)           Each outstanding share of SL Bancorp Common Stock shall, by virtue of the Newco Merger, be converted into the right to receive, in cash without interest, the Per Share Merger Consideration.

(b)           Each outstanding share of SL Bancorp Preferred Stock shall remain outstanding and shall not be converted or otherwise affected by the Newco Merger.

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(c)           Each outstanding share of Newco Common Stock shall, by virtue of the Newco Merger, be converted into and exchanged for one share of SL Bancorp Common Stock.

(d)           If following the date of this Agreement and prior to the Effective Time, the outstanding shares of SL Bancorp Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or a record date with respect to any of the foregoing shall occur during such period, then an appropriate and proportionate adjustment shall be made to the Per Share Merger Consideration to provide the holders of SL Bancorp Common Stock the same economic effect as contemplated by this Agreement prior to the consummation of such event.

2.04 Certain Exceptions and Limitations. Any perfected Dissenter’s Shares shall receive the consideration provided for in Chapter 13 of the CGCL.

2.05 Exchange Procedures.

(a)           As of the Effective Time, Newco shall have deposited with the Exchange Agent for the benefit of the holders of shares of SL Bancorp Common Stock, for exchange in accordance with this Section 2.05 through the Exchange Agent, funds in an amount equal to the aggregate Per Share Merger Consideration (the “Exchange Fund”).

(b)           SL Bancorp shall direct the Exchange Agent to mail within ten (10) Business Days following the Closing Date to each holder of record of certificates formerly representing shares of SL Bancorp Common Stock (the “Certificates”):  (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of the Certificates.  Upon surrendering of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Carpenter, together with such letters of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration provided herein (subject to the provisions of Section 2.07), and the Certificate so surrendered shall forthwith be canceled.  In the event a Certificate is surrendered representing SL Bancorp Common Stock, the ownership of which is not registered in the records of SL Bancorp, the consideration provided herein will be paid if the Certificate representing such SL Bancorp Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect the transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.05, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration provided herein.  Notwithstanding anything to the contrary set forth herein, if any holder of shares of SL Bancorp Common Stock should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder may deliver in lieu thereof, in the discretion of Carpenter, such bond in form and substance and with surety reasonably satisfactory to Carpenter, or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates, and thereafter shall be entitled to receive the consideration provided herein.  No interest shall be paid on the Per Share Merger Consideration.

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(c)           As of the Effective Time, there shall be no further registration of transfers on the stock transfer books of SL Bancorp of the shares of SL Bancorp Common Stock, which were outstanding immediately prior to the Effective Time.

(d)           Any portion of the Exchange Fund which remains undistributed to the shareholders of SL Bancorp following the passage of six months after the Effective Time shall be delivered to Carpenter, upon demand, and any shareholders of SL Bancorp who have not theretofore complied with this Section 2.05 shall thereafter look only to Carpenter for payment of their claim for the consideration provided herein.

(e)           No Party shall be liable to any holder of shares of SL Bancorp Common Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.06 Non-Competition and Voting Agreements. Concurrently with the execution of this Agreement, SL Bancorp shall cause each of the Persons listed on Annex 1 to enter into a Non-Solicitation, Non-Competition and Confidentiality Agreement in the form attached hereto as Exhibit D-1, a Non-Solicitation and Confidentiality Agreement in the form attached hereto as Exhibit D-2 and/or a Voting  Agreement in the form attached hereto as Exhibit C, all as specified in Annex 1.

2.07 [Intentionally Deleted.]

2.08 The Bank Merger.

(a) The Bank Merger. Subject to the terms and conditions of this Agreement, the Financial Code and the CGCL, immediately following the Effective Time of the Newco Merger at the Bank Merger Effective Time, SL Bank shall be merged with and into MC Bank (the “Bank Merger”).

(b) Surviving Bank.  Upon the consummation of the Bank Merger, the separate corporate existence of SL Bank shall cease and MC Bank shall continue as the surviving entity.  The name of MC Bank as the surviving entity of the Bank Merger shall be “Mission Community Bank”.  From and after the Bank Merger Effective Time, MC Bank, as the surviving entity of the Bank Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of SL Bank and MC Bank.

(c) Articles of Incorporation and Bylaws of the Surviving Bank.  The Articles of Incorporation and Bylaws of MC Bank, as in effect immediately prior to the Bank Merger Effective Time, shall be the Articles of Incorporation and Bylaws of MC Bank, as the surviving corporation of the Bank Merger, until either is thereafter amended in accordance with applicable law.

(d) Directors and Officers of the Surviving Bank.  The directors and officers of MC Bank immediately prior to the Effective Time shall be the directors and officers of MC Bank, as the surviving corporation of the Bank Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected provided, however, that MC Bancorp and MC Bank shall have (i) offered a seat on the Board of Directors of MC Bank and/or MC Bancorp to a single current director of SL Bank effective as of the Closing Date, and (ii) to

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the extent such individual agrees to serve in such capacity, taken prior to the Effective Time all necessary steps so that at the Effective Time the number of directors of MC Bancorp and/or MC Bank shall be increased by one and such individual appointed to such Board(s) of Directors following the Effective Time.

(e) Bank Merger Effective Time.  The Bank Merger shall become effective at the time the Bank Merger Agreement is stamped as effective by the DFI (the “Bank Merger Effective Time”).

2.09 Filing of Bank Merger Agreement.  At the Bank Merger Effective Time, SL Bank and MC Bank will file, or cause to be filed, with the DFI and Secretary of State of the State of California a merger agreement in substantially the form attached hereto as Exhibit B (the “Bank Merger Agreement”), and such certificates and other documents as SL Bank and MC Bank may deem reasonably necessary or appropriate to effect the Bank Merger.

2.10 Conversion of SL Bank Common Stock.  At the Effective Time, each outstanding share of SL Bank Common Stock shall be cancelled.  Each outstanding share of MC Bank Common Stock shall remain outstanding.

2.11 The Closing.

(a) Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on a mutually agreed date within five Business Days after satisfaction or waiver (subject to applicable law) of all the conditions (other than conditions that, by their terms, cannot be satisfied until the Closing) set forth in Article VI unless otherwise agreed to by the parties hereto.  The Closing shall, unless another date, time or place is agreed to in writing by MC Bancorp and SL Bancorp, be held at the offices of Mission Community Bancorp, 3380 S. Higuera Boulevard, San Luis Obispo, California 93401, on the Effective Date.

(b) Delivery of Documents.  At the Closing, the certificates, agreements and other documents required to be delivered by this Agreement shall be delivered.

2.12 Dissenters’ Rights.

(a) Any dissenting shareholder of SL Bancorp who votes against the approval of the principal terms of the Newco Merger and otherwise properly exercises such shareholders’ rights under CGCL Chapter 13 (a “Dissenting Shareholder”) shall be entitled to be paid the value of such shareholder’s shares of SL Bancorp Common Stock as provided in CGCL Chapter 13 (“Dissenters’ Shares”) and shall not be entitled to any portion of the Newco Merger consideration in respect thereof provided for under Section 2.03, and shall be entitled to receive only the payment provided for by CGCL Chapter 13 with respect to such Dissenters’ Shares, unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder’s right to dissent from the Newco Merger under CGCL Chapter 13.

(b) If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, each share of SL Bancorp Common Stock of such Dissenting Shareholder shall be converted into the right to receive the Per Share Merger Consideration.

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(c) SL Bancorp shall give Carpenter prompt notice upon receipt by SL Bancorp of any written demands for dissenters’ rights, withdrawal of such demands, and any other documents received or instruments served relating to Dissenters’ Shares and shall give Carpenter the opportunity to direct all negotiations and proceedings with respect to such demands. SL Bancorp shall not voluntarily make any payment with respect to any demands for dissenters’ rights and shall not, except with the prior written consent of Carpenter, settle or offer to settle such demands. Each holder of Dissenters’ Shares who becomes entitled to payment for his or her Dissenters’ Shares shall receive payment therefore from SL Bancorp or the Surviving Corporation, and such Dissenters’ Shares shall be cancelled.

2.13 Capital Trust and Junior Subordinated Debentures.  In connection with the Closing, MC Bancorp shall assume all payment obligations of SL Bancorp respecting the Junior Subordinated Debentures and acquire all outstanding equity interests of SL Bancorp in the Capital Trust all pursuant to agreements satisfactory to MC Bancorp in its sole discretion (the “Debt Assumption”). The Debt Assumption shall be treated by the parties as consideration paid to SL Bancorp in connection with the Bank Merger.

2.14 Distribution of Bank Assets.  Prior to the Effective Time, SL Bank shall distribute the Bank Assets by way of dividend or distribution to SL Bancorp with the approval of the DFI pursuant to Section 644 of the California Financial Code.

ARTICLE III

ACTIONS PENDING THE BANK MERGER

3.01 Forbearances of Seller Parties.  From the date hereof and until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by any Governmental Authority or as Previously Disclosed, without the prior written consent of MC Bancorp, which consent shall not be unreasonably withheld, Seller Parties will not and shall not permit any of their Subsidiaries to:

(a) Ordinary Course.  Conduct its business other than in the ordinary and usual course consistent with past practice and in compliance with all laws and commercially reasonable business and banking practices or fail to use commercially reasonable efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Purchaser Parties the goodwill of its customers and others with whom material business relations exist.

(b) Capital Stock.  Except as otherwise provided herein, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or permit any shares of stock to become subject to grants of employee or director stock options, (ii) adjust, split, combine or reclassify any of its capital stock, or (iii) directly or indirectly redeem, purchase or otherwise acquire, any shares of capital stock or equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock or equity interests.

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(c) Dividends.  Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock, other than the SL Bancorp Preferred Stock or Junior Subordinated Debentures.

(d) Compensation; Employment Agreements; Etc.  Except as Previously Disclosed, enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements or arrangements with any director, officer or employee or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except (i) for other changes that are required by applicable law, or (ii) to satisfy existing or potential contractual obligations as of the date hereof as Previously Disclosed.

(e) Hiring.  Except as Previously Disclosed, hire any person as an employee or promote any employee, except (i) to satisfy existing or potential contractual obligations as of the date hereof as Previously Disclosed, (ii) to fill any vacancies caused by the resignation or termination of any executive officers of Seller Parties, or (iii) to fill any vacancies arising after the date hereof; provided, in each case specified in clauses (i) through (iii), employment is terminable at the will of SL Bank and, annual base cash compensation of the new employee is less than $70,000 and, in the case of (ii) or (iii), such new employee is not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of a termination of employment upon or following the transactions contemplated hereby.

(f) Benefit Plans.  Except as Previously Disclosed, enter into, establish, adopt, amend or terminate, or make any contributions to, except (i) as may be required by applicable law (ii) as reasonably necessary to consummate the transactions contemplated by this Agreement or (iii) to satisfy existing or potential contractual obligations as of the date hereof and as Previously Disclosed; any pension, retirement, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee or take any action to accelerate the vesting or exercisability of any compensation or benefits payable thereunder.

(g) Dispositions.  Except as Previously Disclosed, sell, transfer, mortgage, license, encumber or otherwise dispose of or discontinue any of its assets, rights, deposits, business or properties in a transaction that (i) individually is greater than $25,000 or (ii) together with all other such transactions is greater than $50,000; provided, however, no such transactions shall be permitted with an Affiliate of a Seller Party, except as Previously Disclosed.

(h) Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than as permitted by Section 3.01(r)), deposits or properties of any other entity.

(i) Capital Expenditures.  Make any capital expenditures other than as Previously Disclosed and other than capital expenditures in the ordinary course of business consistent with past practice in amounts exceeding $25,000 individually or $100,000 in the aggregate.

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(j) Governing Documents.  Amend the Articles or Bylaws or other governing documents of Seller Parties or their Subsidiaries.

(k) Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l) Contracts.  Except as otherwise permitted under this Agreement, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m) Claims.  Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which a Seller Party or Subsidiary is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by a Seller Party or Subsidiary of an amount which exceeds $50,000 and/or would impose any material restriction on the business of a Seller Party or Subsidiary or create precedent for claims that are reasonably likely to be material to a Seller Party or Subsidiary except as Previously Disclosed or in accordance with the terms of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of SL Bancorp.

(n) Banking Operations.  Enter into any new material line of business; introduce any new material products or services; change the pricing of its deposits or any other products except in a manner consistent with its past business practices; change its lending, investment, underwriting, servicing, risk and asset liability management and other material banking and operating policies, or the manner in which its investment securities or loan portfolio is classified or reported in each case, except as required by GAAP or applicable law, regulation or policies imposed by any Governmental Authority; or invest in any mortgage-backed or mortgage-related security; file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility; directly or indirectly terminate or reduce or commit to terminate or reduce any Federal Reserve Bank or Federal Home Loan Bank line of credit or the availability of any funds under any other loan or financing agreement pursuant to which a Seller Party or Subsidiary is a borrower; fail to use its commercially reasonable efforts to maintain a Seller Party or Subsidiary’s existing, or substantially equivalent, credit arrangements with banks and other financial institutions; fail to use commercially reasonable efforts to continue customer relationships; or waive, take any action inconsistent with or materially change policies and practices with respect to liquidity management and cash flow planning, asset and liability management, investments, conflicts of interest, internal audit policies and practices, marketing, acceptance of demand and savings and time deposit accounts and certificates, lending, budgeting, profit, and tax planning, personnel policies and practices, electronic data processing, accounting or any other aspects of the operations or business of a Seller Party or Subsidiary in each case, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

(o) Marketing.  Introduce any marketing campaigns or any new sales compensation or incentive programs or arrangements.

(p) Derivatives Contracts.  Enter into any Derivatives Contract.

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(q) Indebtedness.  Incur any indebtedness for borrowed money (other than deposits, escrow balances, federal funds purchased, cash management accounts, Federal Home Loan Bank advances and the FRB federal discount window and reverse repurchase agreements, in each case in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments or otherwise in the ordinary course of business consistent with past practice.

(r) Investment Securities.  (i)  Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of 90 days or less or (ii) dispose of any debt security or Equity Investment; provided, that MC Bancorp shall be deemed to have consented to any acquisition or disposition of a debt security if it does not object within two (2) Business Days of receipt from SL Bank of a written request for approval of such action.

(s) Loans.  (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”) in a manner that is inconsistent with its ordinary course of business or inconsistent with its lending policies and procedures in effect as of the date of this Agreement or as modified as permitted by this Agreement, exceeding, when aggregated with all other Loans to such customer and Affiliates, $250,000; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above except in the ordinary course of business consistent with past practice; or (iii) enter into any Loan securitization or create any special purpose funding entity; provided, that MC Bancorp shall be deemed to have approved any action described in clause (i) if it does not object within five (5) Business Days of receipt from SL Bank of a written request for approval of such action accompanied by a complete credit memo respecting such credit.

(t) Investments in Real Estate.  Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(u) Adverse Actions.  Take any action: (i) that is intended or may reasonably be expected to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (y) any of the conditions to the transactions contemplated hereby set forth in this Agreement not being satisfied or (ii) take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement.

(v) Tax Elections.  Except as expressly contemplated by this Agreement, make or change any material Tax election, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Taxes or surrender

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any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.

(w) Antitakeover Statutes.  Take any action (i) that would cause this Agreement or the transactions contemplated hereby to be subject to the provisions of any state antitakeover law or state or territorial law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than MC Bancorp) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(x) Inter-company Transactions.  Except for the payment of principal and interest on pre-existing obligations as Previously Disclosed, enter into any transaction, commitment, arrangement or other activity with a related entity, Affiliate or Subsidiary.

(y) Interest on Deposits.  Increase the rate of interest paid on interest-bearing deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices.

(z) Risk Management.  Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices in any material way with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate and other risk.

(aa) Credit Policies.  Make the credit underwriting policies, standards or practices relating to the making of Loans, or commitments to make Loans, or the loan and lease loss reserve policies, less stringent than those as reflected in the lending policy submitted to the Federal Reserve Bank of San Francisco in 2011, as subsequently modified at the request of the Federal Reserve Bank of San Francisco, or permit the amount of the loan loss reserves or any other reserves for potential losses or contingencies to be reduced below (a) the amount required to be maintained pursuant to the Bank’s updated allowance for loan and lease loss policies and methodology, (b) the amount required by any Regulatory Authority, and (c) the amount required under GAAP.

(bb) Termination of Benefit Plans.  Except as contemplated in this Agreement, terminate any Benefit Plan.

(cc) Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

(dd) UST Agreement.  Take any action inconsistent with the terms of the UST Agreement.

3.02 Forbearances of Purchaser Parties.  Except as expressly contemplated or permitted by this Agreement or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, none of the Purchaser Parties shall (i) take any action that is intended or may reasonably be expected to result in (x) any of

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their representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (y) any of the conditions to the transactions contemplated in this Agreement not being satisfied or (ii) take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.01 Disclosure Schedules.  On or prior to the date hereof, the Seller Parties have delivered to the Purchaser Parties, and the Purchaser Parties have delivered to the Seller Parties, a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 4.02 or 4.03 or to one or more of their respective covenants contained in this Agreement.

4.02 Representations and Warranties Respecting Seller Parties.  Subject to Section 4.01, each of the Seller Parties hereby represent and warrant, jointly and severally, to the Purchaser Parties:

(a) Organization, Standing and Authority of SL Bank.  SL Bank is a California state-chartered commercial bank duly incorporated, validly existing and in good standing under the laws of the State of California and holds a currently valid license issued by the DFI to engage in the commercial banking business in California at the offices at which such business is conducted.  SL Bank is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect.  SL Bank has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.  The deposit accounts of SL Bank are insured by the FDIC, in the manner and to the maximum extent provided by applicable law, and SL Bank has paid and prepaid all deposit insurance premiums and assessments required by applicable laws and regulations.  The copies of the SL Bank Articles and SL Bank Bylaws and the similar organizational documents of SL Bank which have previously been made available to the Purchaser Parties are true, complete and correct copies of such documents as in effect on the date of this Agreement.  The minute books of SL Bank contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken by its board of directors (including committees of its board of directors), as well as its shareholders through the date of this Agreement.

(b) Organization, Standing and Authority of SL Bancorp.  SL Bancorp is a California Corporation duly incorporated, validly existing and in good standing under the laws of the State of California.  SL Bancorp is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse

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Effect.  SL Bancorp has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.  The copies of the SL Bancorp’s Articles and SL Bancorp’s Bylaws and the similar organizational documents of SL Bancorp which have previously been made available to the Purchaser Parties are true, complete and correct copies of such documents as in effect on the date of this Agreement.  The minute books of SL Bancorp contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken by its board of directors (including committees of its board of directors), as well as its shareholders through the date of this Agreement.

(c) SL Bank Capital Stock.  The authorized capital stock of SL Bank consists solely of 20,000,000 shares of SL Bank Common Stock, of which 1,899,543 shares were issued and outstanding as of the date hereof, all of which shares are owned by SL Bancorp.  As of the date hereof, no shares of SL Bank Common Stock were held in treasury by SL Bank or otherwise directly or indirectly owned by SL Bank.  The outstanding shares of SL Bank Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of SL Bank Common Stock have been issued in violation of the preemptive rights of any Person.  There are no shares of SL Bank Common Stock reserved for issuance, there are no stock options or other Rights issued or outstanding with respect to SL Bank Common Stock and SL Bank does not have any commitment to authorize, issue or sell any SL Bank Common Stock or Rights.  No bonds or debentures have been issued by SL Bank.

(d) SL Bancorp Capital Stock.  The authorized capital stock of SL Bancorp consists solely of (i) 20,000,000 shares of SL Bancorp Common Stock, of which 2,003,131 shares were issued and outstanding as of the date hereof, and (ii) 20,000,000 shares of preferred stock, of which 4,000 shares of SL Bancorp Preferred Stock were issued and outstanding as of the date hereof and all of which shares are owned by the UST.  As of the date hereof, no shares of SL Bancorp Common Stock were held in treasury by SL Bancorp or otherwise directly or indirectly owned by SL Bancorp.  The outstanding shares of SL Bancorp have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of SL Bancorp have been issued in violation of the preemptive rights of any Person.  Except as Previously Disclosed, there are no shares of SL Bancorp Common Stock reserved for issuance, there are no stock options or other Rights issued or outstanding with respect to SL Bancorp and SL Bancorp does not have any commitment to authorize, issue or sell any SL Bancorp shares or Rights.  No bonds or debentures have been issued by SL Bank.

(e) Subsidiaries.  Except for the capital stock of SL Bank owned by SL Bancorp, securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, and stock in the FHLB and Federal Reserve Bank of San Francisco, or as Previously Disclosed, no Seller Party owns beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(f) Corporate Power.  Each of the Seller Parties has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Seller Parties has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, subject to receipt of all necessary approvals of its

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shareholders, members or partners, as the case may be, and approvals of Governmental Authorities.

(g) Corporate Authority.  Subject to the vote of the shareholders of SL Bancorp, this Agreement and the transactions contemplated hereby have been authorized and approved by all necessary corporate action of the Seller Parties on or prior to the date hereof and will remain in full force and effect through the Closing.  No other corporate or shareholder action is necessary or required to authorize and approve this Agreement or the transactions contemplated hereby.  The Seller Parties have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Purchaser Parties, this Agreement is a valid and legally binding obligation of each of the Seller Parties, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(h) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by any of the Seller Parties in connection with their execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby, except as Previously Disclosed and except for filings of applications or notices with, and approvals or waivers by, the UST, FDIC, the DFI and the Federal Reserve Board.

(ii) Subject to receipt, or the making, of the consents, approvals, waivers, filings and registrations referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by the Seller Parties, and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order or governmental permit to which any of the Seller Parties or any of their respective properties is subject or bound (B) constitute a breach or violation of, or a default under, the SL Bancorp Articles, the SL Bancorp Bylaws or the similar governing documents of any of the Seller Parties or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order of any Governmental Authority.

(i) No Conflict.  The execution and delivery by the Seller Parties of this Agreement and the consummation of the transactions provided for in this Agreement except as Previously Disclosed, do not and will not constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration or remedies or any right of termination under, require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which any of the Seller Parties or any of their subsidiaries is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which any of the Seller Parties or any of their subsidiaries is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of any Seller Party or any subsidiary.

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(j) Financial Statements; Material Adverse Effect; SEC Filings.

(i) The Seller Parties have previously delivered or made available to the Purchaser Parties accurate and complete copies of the SL Bancorp Financial Statements.  The consolidated statements of financial condition of SL Bancorp as of December 31, 2010, 2009 and 2008 and the consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for each of the years ended December 31, 2010, 2009 and 2008 are accompanied by the audit report of Vavrinek, Trine & Day.  The SL Bancorp Financial Statements fairly present or, with respect to those as of any date or for any period ending after the date of this Agreement, will fairly present, the financial condition of SL Bancorp as of the respective dates set forth therein, and the consolidated results of operations, changes in shareholders’ equity and cash flows of SL Bancorp for the respective periods or as of the respective dates set forth therein.

(ii) Except as Previously Disclosed, the SL Bancorp Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein.  To each of the Seller Parties’ Knowledge, the audits of SL Bancorp Financial Statements which were audited have been conducted in accordance with generally accepted auditing standards of the United States of America.

(iii) The financial books and records of the Seller Parties have been maintained in accordance with customary business practices and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, the financial position of the Seller Parties.  Within the last three (3) years, except as Previously Disclosed, no Seller Party has received any advice or notification from its independent accountants that a Seller Party has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in a material respect in the business records of such Seller Party any properties, assets, liabilities, revenues, expenses, equity accounts or other accounts.

(iv) Except as Previously Disclosed, since December 31, 2010, (A) Seller Parties have conducted their business in the ordinary and usual course consistent with past practice, and (B) the Seller Parties have not taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Section 3.01 hereof between December 31, 2010 and the date hereof and (C) to the Seller Parties’ Knowledge no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.02 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to a Seller Party.

(v) No agreement pursuant to which any loans or other assets have been or shall be sold by a Seller Party or Subsidiary entitles or entitled the buyer of such loans or other assets, to cause each Seller Party, or any Subsidiary or other Affiliate to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Seller Party or any Affiliate.  All cash, stock or other dividends or any other distribution with respect to the capital stock of SL Bancorp that has been declared, set aside or paid since December 31, 2008 has been Previously Disclosed.  Except as Previously Disclosed, since December 31, 2008, no shares of capital stock of SL Bancorp have been purchased, redeemed or

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otherwise acquired, directly or indirectly, by SL Bancorp and no agreements have been made by Seller Parties or any of their Subsidiaries or other Affiliates to do any of the foregoing.

(vi) Seller Parties have previously made available to the Purchaser Parties all regulatory reports of Seller Parties filed with or delivered to any Regulatory Agency since January 1, 2008.  Such regulatory reports have been prepared in all material   respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

(vii) SL Bancorp has filed all reports, schedules, registration statements and other documents required to be filed by it with the SEC since December 31, 2008 (the “SL Bancorp SEC Documents”).  SL Bancorp has delivered or made available to MC Bancorp true, correct and complete copies of all SL Bancorp SEC Documents, all comment letters received by SL Bancorp from the SEC since December 31, 2008, all responses to such comment letters by or on behalf of SL Bancorp and all other correspondence since December 31, 2008 between the SEC and SL Bancorp, in each case to the extent not available to the public in completely unredacted form on the SEC’s EDGAR website.  No Subsidiary of SL Bancorp is, or since December 31, 2008 has been, required to file any form, report, registration statement or other document with the SEC.  As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the SL Bancorp SEC Documents complied in all materials respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “SOX Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SL Bancorp SEC Documents, and none of the SL Bancorp SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements (including, in each case, any notes thereto) of SL Bancorp included in the SL Bancorp SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of SL Bancorp and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulations S-X of the SEC (but only if, in the case of interim financial statements included in SL Bancorp’s SEC Documents since SL Bancorp’s most recent Annual Report on Form 10-K, such notes would not differ materially from the notes to the financial statements included in such Annual Report) and (ii) normal, recurring year-end adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material).  No financial statements of any Person other than the Subsidiaries of SL Bancorp are, or, since December 31, 2008 have been, required by generally accepted accounting principles to be included in the consolidated financial statements of SL Bancorp.

(k) Legal Proceedings.  Except as Previously Disclosed, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against any of the Seller Parties or their Subsidiaries, and, to the Knowledge of the Seller Parties, no such litigation, arbitration, claim or other proceeding has been threatened and there are no

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facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding which could reasonably be expected to have a Material Adverse Effect.  Except as Previously Disclosed, none of the Seller Parties or any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to any Seller Party to consummate the transactions contemplated herein. Except as Previously Disclosed, no litigation, arbitration, claim or other proceeding before any court or governmental agency by or on behalf of any current or former shareholder of SL Bancorp is pending against SL Bancorp, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding.

(l) Regulatory Matters.

(i) To each of the Seller Parties’ Knowledge, each of the Seller Parties has each duly filed with the appropriate Governmental Authorities in substantially correct form the monthly, quarterly and annual reports required to be filed by it under applicable laws and regulations, and such reports were in all material respects complete and accurate and in material compliance with the requirements of applicable laws and regulations, and the Seller Parties have previously delivered or made available to Purchaser Parties accurate and complete copies of all such reports.  Except as Previously Disclosed, in connection with the most recent examinations of Seller Parties by the appropriate Governmental Authorities, the Seller Party was not required to correct or change any action, procedure or proceeding which Seller Party believes in good faith has not been now corrected or changed.

(ii) Except as Previously Disclosed, none of the Seller Parties or any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has any of the Seller Parties adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority.  Each Seller Party has paid all material assessments made or imposed by any Governmental Authority.

(iii) Except as Previously Disclosed or as otherwise made available, no Seller Party is subject to and no Governmental Authority has initiated since December 31, 2008 or has pending any proceeding, enforcement action, capital directive or, to the Knowledge of any of the Seller Parties, investigation or inquiry into the business, operations, policies, practices or disclosures of any Seller Party (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of Seller Parties, or, to the Knowledge of any of the Seller Parties, threatened any of the foregoing.

(iv) The most recent regulatory rating given to SL Bank as to compliance with the Community Reinvestment Act is “needs improvement.”  Since the last regulatory examination of SL Bank with respect to Community Reinvestment Act compliance, SL Bank has not received any complaints as to Community Reinvestment Act compliance.

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(m) Compliance With Laws.  Except as Previously Disclosed, each of SL Bank and SL Bancorp and each of their Subsidiaries:

(i) except as would not have a Material Adverse Effect, is and at all times since December 31, 2008 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and Regulation W of the Federal Reserve Board promulgated thereunder, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) except as would not have a Material Adverse Effect, has and at all times since December 31, 2008 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of the Seller Parties, no suspension or cancellation of any of them is threatened;

(iii) except as Previously Disclosed, has received, since December 31, 2008, no notification or communication from any Governmental Authority (A) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces which would have a Material Adverse Effect or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Knowledge of the Seller Parties, do any grounds for any of the foregoing exist).

(iv) has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements, has designed disclosure controls and procedures to ensure that material information is made known to the management of Seller Parties on a not less than timely basis, and has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and have identified for its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls; and

(v) except as would not have a Material Adverse Effect, has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law.

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(n) Material Contracts; Defaults.

(i) Except as Previously Disclosed, no Seller Party or Subsidiary is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of a Seller Party or Subsidiary to indemnification from a Seller Party or Subsidiary, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $50,000 per annum, (E) which is with or to a labor union or guild (including any collective bargaining agreement), (F) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the FHLB or the SFFRB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (G) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or business of a Seller Party or Subsidiary, (H) which involves the purchase or sale of assets with a purchase price of $50,000 or more in any single case or $100,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (I) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involve the payment of $50,000 or more in annual fees, (J) which provides for the payment by SL Bank or any other Seller Party of payments in excess of $50,000 upon a change of control thereof, (K) which is a lease for any real or material personal property owned or presently used by Seller Parties or any Subsidiary, (L) which materially restricts the conduct of any business by a Seller Party or Subsidiary or limits the ability of a Seller Party or Subsidiary to engage in any material line of business in any geographic area (or would so restrict MC Bank or any Purchaser Party after consummation of the transactions contemplated hereby) or which requires exclusive referrals of business or requires a Seller Party or Subsidiary to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (M) which is with respect to, or otherwise commits a Seller Party or Subsidiary to do, any of the foregoing (collectively, “Material Contracts”).

(ii) Each Material Contract is valid and binding on each Seller Party and Subsidiary and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of the Seller Parties, is valid and binding on the other parties thereto.  No Seller Party or Subsidiary, nor to the Knowledge of the Seller Parties, any other parties thereto, is in default under any Material Contract.  Except as provided in this Agreement, and except for transactions in the ordinary course of business, no power of attorney or similar authorization given directly or indirectly by any Seller Party or Subsidiary is currently outstanding.

(iii) All outstanding loans from SL Bank to its officers and directors have been Previously Disclosed, are in and were made in compliance with Regulation O of the Federal Reserve Board, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(o) No Brokers.  Except as Previously Disclosed, no action has been taken by any Seller Party that would give rise to any valid claim against any party hereto for a

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brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated hereby.

(p) Employee Benefit Plans.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Seller Parties or any Subsidiary (the “Employees”) and current or former directors or independent contractors of Seller Parties or any Subsidiary including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “Benefit Plans”), have been Previously Disclosed to the Purchaser Parties.  True and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter or opinion letter issued by the IRS for or pertaining to each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA, have been provided or made available to the Purchaser Parties.

(ii) Except as would not reasonably be expected to have a Material Adverse Effect, each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained.  Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS or may rely on a favorable opinion letter from the IRS issued to the plan sponsor, and none of the Seller Parties has Knowledge of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code which would reasonably be expected to have a Material Adverse Effect.  No Seller Party has received any correspondence or written notice from the IRS that brings into question the qualification of any such Pension Plan.  There is no material pending or, to any of the Seller Parties’ Knowledge, threatened litigation relating to the Benefit Plans which would reasonably be expected to have a Material Adverse Effect.  No Seller Party has engaged in a transaction with respect to any Benefit Plan or Pension Plan that could subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be reasonably be expected to have a Material Adverse Effect.  There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plan.  No Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

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(iii) No Seller Party or Subsidiary is subject to any liability under Title IV of ERISA, and does not expect to incur any such liability, with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by SL Bancorp or by any entity which is considered one employer with SL Bancorp under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).  No Seller Party has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan (as defined in 4001(a)(3) of ERISA) under of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated hereby.  There has been no termination or partial termination as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.

(iv) Except as would not reasonably be expected to have a Material Adverse Effect: (i) all contributions required to be made under the terms of any Benefit Plan have been timely made; (ii) neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and to the no ERISA Affiliate has an outstanding funding waiver; (iii) neither Seller Party nor any ERISA Affiliate has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) No Seller Party or Subsidiary has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.  Seller Parties may amend or terminate any such Benefit Plan in accordance with and to the extent permitted by its terms at any time without incurring any material liability thereunder.  No event or condition exists with respect to a Benefit Plan that could subject a Seller Party to a tax under Section 4980B of the Code.

(vi) Except as Previously Disclosed, neither the execution of this Agreement nor consummation of the transactions contemplated hereby, either alone or in connection with a subsequent event, (A) entitle any Employees or any current or former director or independent contractor of a Seller Party or Subsidiary to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans, (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future or (E) result in any payment or portion of any payment that would not be deductible by a Seller Party under Section 162(m) of the Code when paid.

(vii) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed

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appropriately with respect to each Benefit Plan.  All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(viii) No Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(q) Except as would not reasonably be expected to have a Material Adverse Effect, each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(r) Labor Matters.  No Seller Party or Subsidiary is a party to nor bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any Seller Party or Subsidiary the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel any Seller Party or Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to any Seller Party’s Knowledge, threatened, nor is any Seller Party or Subsidiary aware of any activity involving any Seller Party’s or Subsidiary’s employees seeking to certify a collective bargaining unit or engaging in other organizational activity.  Each of Seller Party and Subsidiary has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation due to its employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law.

(s) Environmental Matters.  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose on a Seller Party or Subsidiary, any liability or obligation arising under any Environmental Laws pending or, to the Knowledge of any Seller Party, threatened against a Seller Party or Subsidiary, which liability or obligation could have, individually or in the aggregate, a Material Adverse Effect on a Seller Party or Subsidiary.  To the Knowledge of the Seller Parties, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on a Seller Party or Subsidiary.  Seller Party is in compliance in all material respects with applicable Environmental Laws.  To Seller Parties’ Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by a Seller Party or Subsidiary, or any property in which a Seller Party or Subsidiary has held a security interest, Lien or a fiduciary or management role (“SL Bank Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to SL Bank.  To the Knowledge of the Seller Parties, (i) No Seller Party or Subsidiary could be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any SL Bank Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance and (ii) No Seller Party or Subsidiary has any liability for any Hazardous Substance disposal or contamination on any third party property.  Neither SL Bank, nor, to any Selling Parties’ Knowledge, any Person whose liability a

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Seller Party or Subsidiary has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law.  To the Seller Parties’ Knowledge, (i) No Seller Party or Subsidiary is subject to any written order, decree, injunction or other written agreement with any Governmental Authority or any third party relating to any Environmental Law (ii) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving any Seller Party or Subsidiary, any currently or formerly owned or operated property, any Seller Party or Subsidiary Loan Property, or any Person whose liability any Seller Property or Subsidiary has assumed whether contractually or by operation of law, that could reasonably be expected to have a Material Adverse Effect.  Seller Parties have made available to the Purchaser Parties true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to any Seller Party or Subsidiary and any currently or formerly owned or operated property.

As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation, or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(t) Tax Matters.

(i) Seller Parties, including all Subsidiaries, have timely filed all Tax Returns, taking into account any properly granted extensions of time to file, with the appropriate taxing authorities required to have been filed, such Tax Returns are true, correct and complete in all material respects and none of such Tax Returns has been amended.

(ii) All Taxes required to be paid or remitted by Seller Parties or its Subsidiaries on or before the date hereof have been so paid or remitted, including all Taxes shown as due and owing on all Tax Returns, all Taxes assessed or reassessed by any Governmental Authority, all Taxes held in trust or deemed to be held in trust for a Governmental Authority and all installments on account of Taxes for the current year or, where payment is not yet due, sufficiently reserved in the SL Bancorp Financial Statements in accordance with GAAP.

(iii) Seller Parties and Subsidiaries, and their officers, directors or any employee responsible for Tax matters have complied in all material respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

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(iv) Seller Parties and Subsidiaries have not waived any statute of limitations in respect of its Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(v) to the Seller Parties’ Knowledge, no Seller Party or Subsidiary has engaged in any transaction that would constitute a “tax shelter”, a “reportable transaction” or any transaction substantially similar to a “tax shelter” or “reportable transaction” within the meaning of Sections 6011, 6662A or 6662 of the Code and the regulations thereunder and similar state or local Tax statutes;

(vi) no position has been taken on any Tax Return with respect to the business or operations of a Seller Party or Subsidiary for a taxable year or period for which the assessment of any Taxes with respect thereto has not expired, that is contrary to any publicly announced position of a Governmental Authority, or that is substantially similar to any position that a Governmental Authority has successfully challenged in the course of an examination of a Tax Return of any Seller Party or Subsidiary;

(vii) the unpaid Taxes of the Seller Parties and Subsidiaries (a) do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary difference between book and Tax income) as shown on SL Bancorp’s balance sheet dated December 31, 2010 and (b) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller Parties in filing Tax Returns;

(viii) Seller Parties are not currently the beneficiary of any extension of time within which to file any Tax Returns;

(ix) there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Seller Parties or their Subsidiaries;

(x) None of the Seller Parties has received notice that any Tax proceedings by any Governmental Authority are pending or being conducted with respect to any Seller Party or Subsidiary;

(xi) Except as Previously Disclosed, no Seller Party or Subsidiary has received from any taxing authority (including jurisdictions in which such entity has not filed Tax Returns) any (a) notice indicating an intent to open an audit or other review, (b) request for information related to Tax matters or (c) notice of deficiency or proposed adjustment for any amount of Tax, proposed, asserted or assessed by any Governmental Authority against a Seller Party or Subsidiary;

(xii) No Seller Party or Subsidiary is a party to or bound by any tax sharing agreement other than the Tax Sharing Agreement;

(xiii) No Seller Party or Subsidiary has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the common parent is SL Bancorp;

(xiv) To the Seller Parties’ Knowledge, no Seller Party or Subsidiary is currently liable, nor have any potential liability, for the Taxes of another Person

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(A) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (B) as transferee or successor, or (C) by contract or indemnity or otherwise;

(xv) No Seller Party or Subsidiary has ever been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, under Section 355 of the Code;

(xvi) No Seller Party or Subsidiary has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five year period ending on the Closing Date; and

(xvii) No Seller Party or Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any: (a) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code or similar state and local Tax law, (b) any “closing agreement” as described in Section 7121 of the Code or similar state or local Tax law executed on or prior to the Closing Date, (c) installment sale or open transaction disposition made on or prior to the Closing Date, (d) prepaid amount received on or prior to the Closing Date, (e) any item having been reported on the completed contract  method of accounting or the percentage of completion method of accounting, or (f) other action taken prior to the Closing Date.

(u) Risk Management Instruments.

(i) Seller Parties and their Subsidiaries are not a party to, nor have they agreed to enter into, any Derivatives Contracts.

(ii) “Derivatives Contracts” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(v) Loans; Nonperforming and Classified Assets.

(i) Each Loan on the books and records of a Seller Party was made and has been serviced in all material respects in accordance with its customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the Knowledge of Seller Parties, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii) Seller Parties have Previously Disclosed as of the latest practicable date prior to the date of this Agreement: (A) any Loan under the terms of which the obligor is 30 or more days delinquent in payment of principal or interest, or to the Knowledge of any Seller Party, in default of any other material provision thereof; (B) each Loan which has

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been classified as “substandard,” “doubtful,” or “loss” (or words of similar import) by SL Bank, or an applicable regulatory authority (“Classified Assets”); (C) each Loan which has been classified as “special mention” (or words of similar import by SL Bank, or an applicable regulatory authority); (D) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (E) each Loan with any director or executive officer of SL Bank or SL Bancorp or an Affiliate of SL Bank or SL Bancorp.

(w) Properties.  All real property owned or leased by a Seller Party or Subsidiary and used for branch operations, or otherwise used by it in the conduct of its business or otherwise owned by it, has been Previously Disclosed.  With respect to such real property that is owned by a Seller Party or Subsidiary, such Party has good and marketable and insurable title, free and clear of all Liens, leases or other imperfections of title or survey, except (i) Liens for current taxes and assessments not yet due and payable and for which adequate reserves have been established, (ii) Liens set forth in policies for title insurance of such properties delivered to the Purchaser Parties, (iii) survey imperfections set forth in surveys of such properties delivered to the Purchaser Parties (iv) as Previously Disclosed (v) Liens which do not materially affect the value of such property or do not materially interfere with the use made of such property by Seller Parties ((i) through (v) being referred to as “Permitted Liens”).  With respect to such real property that is leased by Seller Parties, the Seller Party or Subsidiary has a good and marketable leasehold estate in and to such property (except for the matters described in clauses (i)-(v) hereof), Seller Parties have delivered true, correct and complete copies of such lease(s), together with all amendments thereto, to the Purchaser Parties, and, except as has not had or would not reasonably be expected to have a Material Adverse Effect, (i) any such lease is in full force and effect and will not lapse or terminate prior to the Effective Date, (ii) neither a Seller Party or Subsidiary nor the landlord thereunder is in default of any of their respective obligations under any such lease and any such lease constitutes the valid and enjoyable obligations of the parties thereto, the transactions contemplated hereby will not require the consent of any landlord under any such lease, or such consent shall have been obtained, and, with respect to any mortgage, deed of trust or other security instrument which establishes a Lien on the fee interest in any real property subject to any such lease, (iii) the lessee has the benefit of a non-disturbance agreement from the holder or beneficiary of such mortgage, deed of trust or other security instrument that provides that the lessee’s use and enjoyment of the real property subject to such lease will not be disturbed as a result of the landlord’s default under any such mortgage, deed of trust or other security instrument, provided lessee is not in default of any of its obligations pursuant to any such lease beyond the expiration of any notice and cure periods.  All real and personal property owned by a Seller Party or Subsidiary or presently used by it in its respective business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on their respective business in the ordinary course of business consistent with its past practices.  Seller Parties and their Subsidiaries have good and marketable and insurable title, free and clear of all Liens to all of their material properties and assets, other than real property, except (i) pledges to secure deposits incurred in the ordinary course of banking business consistent with past practice, (ii) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent (iii) as Previously Disclosed and (iv) Permitted Liens.  All personal property which is material to the business of Seller Parties and their Subsidiaries and leased or licensed by Seller Parties or their Subsidiaries is, to Seller Parties’ Knowledge, held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time

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(x) Intellectual Property.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

(i) Seller Parties and their Subsidiaries own, or are licensed to use (in each case, free and clear of any claims, liens or Encumbrances), all Intellectual Property used in or necessary for the conduct of their business as currently conducted;

(ii) the use of any Intellectual Property by Seller Parties and their Subsidiaries do not, to the Knowledge of Seller Parties, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Seller Parties acquired the right to use any Intellectual Property;

(iii) to the Knowledge of Seller Parties, no person is challenging, infringing on or otherwise violating any right of any Seller Party or Subsidiary with respect to any material Intellectual Property owned by or licensed to a Seller Party or Subsidiary; to the Knowledge of Seller Parties, Seller Parties have not received any notice of any pending claim with respect to any Intellectual Property used by any Seller Party or Subsidiary; and

(iv) to the Knowledge of Seller Parties, no Intellectual Property owned or licensed by a Seller Party or Subsidiary is being used or enforced in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(y) Fiduciary Accounts.  Seller Parties and Subsidiaries have properly administered all accounts for which they act as a fiduciary, including but not limited to accounts for which SL Bank serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws, regulations and common laws except where the failure to administer such accounts has not had and would not have a Material Adverse Effect.  No Seller Party or Subsidiary, nor, to their Knowledge, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(z) Books and Records.  The books, records, systems, data and information of Seller Parties and their Subsidiaries (i) have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of such entities and (ii) are, to Seller Parties’ Knowledge, recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of a Seller Party or Subsidiary (including all means of access thereto and therefrom).

(aa) Insurance.  Seller Parties have Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by Seller Parties and Subsidiaries (“Insurance Policies”).  To Seller Parties’ Knowledge, Seller Parties and Subsidiaries are insured by reputable insurers against such risks and in such amounts as the management of Seller Parties have reasonably determined to be prudent in accordance with industry practices; all the Insurance Policies are in full force and effect; no Seller Party or

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Subsidiary is in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(bb) Allowance For Loan Losses.  SL Bank’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with any Regulatory Agreement, with SL Bank’s existing methodology for determining the adequacy of its allowance for loan losses (except as required by any Regulatory Agreement) as well as the standards established by GAAP and the Financial Accounting Standards Board, and is adequate under all such standards (except as required by any Regulatory Agreement).

(cc) Transactions With Affiliates.  Except as Previously Disclosed, there are no existing or pending transactions, nor are there any agreements or understandings, with any shareholders, directors, officers or employees of any Seller Party, Subsidiary or any other Affiliate of a Seller Party, relating to, arising from or affecting a Seller Party, including without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of a Seller Party or Subsidiary, with or without adequate compensation, in any amount whatsoever.

(dd) Loan Participations.  SL Bank has Previously Disclosed a list and description of all loan participations entered into between, on the one hand, SL Bank and any third party which are reflected on the books and records of SL Bank.  A true and complete copy of each document relating to each loan participation has been delivered or made available to the Purchaser Parties.

(ee) Relationships with Affiliates.  Except as Previously Disclosed, no Affiliate of any Seller Party, (a) has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of a Seller Party or Subsidiary as currently conducted or contemplated to be conducted, (b) excluding the ownership of less than 5% of the outstanding common stock of a publicly-held corporation, owns of record or as a beneficial owner, an equity interest or any other financial or profit interests in a Person that has had business dealings or a material financial interest in any transaction with a Seller Party or Subsidiary, or (c) is a party to any contract (except for employment and similar agreements) with a Seller Party or Subsidiary.

(ff) Fairness Opinion.  SL Bancorp has received the written opinion of D.A. Davidson & Co. to the effect that the Per Share Merger Consideration is fair to the shareholders of SL Bancorp from a financial point of view (the “Fairness Opinion”).

(gg) Termination of Public Offering.  SL Bancorp has taken all actions necessary to terminate the registration statement filed with the SEC on March 31, 2011 respecting a public offering of SL Bancorp Common Stock Public Offering (the “Public Offering”).

(hh) Material Facts.  No representation contained in this Agreement, including the Disclosure Schedule, or any certificate furnished or to be furnished by or at the direction of any Seller Party to any Purchaser Party required by the terms of this Agreement contains or shall contain any untrue statement of a material fact or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

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4.03 Representations and Warranties Respecting  Purchaser Parties.  Subject to Section 4.01, Purchaser Parties jointly and severally represent and warrant to each of the Seller Parties as follows:

(a) Organization, Standing and Authority of MC Bank.  MC Bank is a California state-chartered commercial bank duly incorporated, validly existing and in good standing under the laws of the State of California and holds a currently valid license issued by the DFI to engage in the commercial banking business in California at the offices at which such business is conducted.  MC Bank is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect.  MC Bank has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.  The deposit accounts of MC Bank are insured by the FDIC, in the manner and to the maximum extent provided by applicable law, and MC Bank has paid and/or prepaid all deposit insurance premiums and assessments required by applicable laws and regulations.  The copies of the MC Bank Articles and MC Bank Bylaws and the similar organizational documents of MC Bank which have previously been made available to the Seller Parties are true, complete and correct copies of such documents as in effect on the date of this Agreement.  The minute books of MC Bank contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken by its board of directors (including committees of its board of directors), as well as its shareholders through the date of this Agreement.

(b) Organization, Standing and Authority of MC Bancorp.  MC Bancorp is a California Corporation duly incorporated, validly existing and in good standing under the laws of the State of California.  MC Bancorp is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect.  MC Bancorp has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.  The copies of the MC Bancorp’s Articles and MC Bancorp’s Bylaws and the similar organizational documents of MC Bancorp which have previously been made available to the Seller Parties are true, complete and correct copies of such documents as in effect on the date of this Agreement.  The minute books of MC Bancorp contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken by its board of directors (including committees of its board of directors), as well as its shareholders through the date of this Agreement.

(c) Corporate Power.  Each of the Purchaser Parties has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Purchaser Parties has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, subject to receipt of all necessary approvals of its shareholders, members or partners, as the case may be, and approvals of Governmental Authorities.

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(d) Corporate Authority.  This Agreement and the transactions contemplated hereby have been authorized and approved by all necessary corporate action of the Purchaser Parties on or prior to the date hereof and will remain in full force and effect through the Closing.  No other corporate or shareholder action is necessary or required to authorize and approve this Agreement or the transactions contemplated hereby.  The Purchaser Parties have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Purchaser Parties, this Agreement is a valid and legally binding obligation of each of the Purchaser Parties, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(e) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by any of the Purchaser Parties in connection with their execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby, except as Previously Disclosed and except for filings of applications or notices with, and approvals or waivers by, the UST, FDIC, the DFI and the Federal Reserve Board and the execution and delivery of all documents and performance of all actions required to effect the Debt Assumption.

(ii) Subject to receipt, or the making, of the consents, approvals, waivers, filings and registrations referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by the Purchaser Parties, and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order or governmental permit to which any of the Purchaser Parties or any of their respective properties is subject or bound (B) constitute a breach or violation of, or a default under, the MC Bancorp Articles, the MC Bancorp Bylaws or the similar governing documents of any of the Purchaser Parties or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order of any Governmental Authority.

(f) No Conflict.  The execution and delivery by the Purchaser Parties of this Agreement and the consummation of the transactions provided for in this Agreement except as Previously Disclosed, do not and will not constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration or remedies or any right of termination under, require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which any of the Purchaser Parties or any of their subsidiaries is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which any of the Purchaser Parties or any of their subsidiaries is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of any Purchaser Party or any subsidiary.

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ARTICLE V

COVENANTS

5.01 Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, the Seller Parties, on the one hand, and the Purchaser Parties, on the other hand, agree to use their commercially reasonable efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.

5.02 Regulatory Filings.

(a) Subject to the other provisions of this Agreement, the Purchaser Parties and the Seller Parties shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated hereby; and all  filings with Governmental Authorities necessary to consummate the transactions contemplated by this Agreement shall be made by the Purchaser Parties (the “Regulatory Filings”) as soon as reasonably practicable but in any event no later than 20 (twenty) Business Days after the execution hereof.

(b) Each party agrees to furnish the other parties with (i) copies of all Regulatory Filings no less than the Business Day after the date of the actual filing of such Regulatory Filings and (ii) upon request, all information concerning itself, its Subsidiaries (if applicable), directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries (if applicable) to any third party or Governmental Authority.

5.03 Press Releases.  The Seller Parties on the one hand and the Purchaser Parties on the other shall consult with each other before issuing any press release with respect to the transactions contemplated hereby or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the securities exchange on which it trades, to the extent applicable.

5.04 Access; Information.

(a) Upon reasonable notice from Purchaser Parties and subject to applicable laws relating to the exchange of information, the Seller Parties shall afford the Purchaser Parties and their officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers

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of independent auditors), properties, personnel and advisors of Seller Parties to the extent relating to Seller Parties or the transactions contemplated by this Agreement and to such other information relating to Seller Parties as the Purchaser Parties may reasonably request and, during such period, it shall furnish to the Purchaser Parties all information concerning the business, properties and personnel of Seller Parties as Purchaser Parties may reasonably request.

(b) From the date of this Agreement until the Effective Time, prior to initiating a new loan, or renewing any existing loan, requiring approval of MC Bancorp under section 3.01(s), SL Bank shall provide to MC Bancorp by electronic delivery the underwriting analyses and loan approval documentation for each such loan.  From the date of this Agreement until the Effective Time, SL Bank shall provide to Purchaser Parties access to current information and reporting on the condition of the loan and real estate portfolio of SL Bank, including but not limited to updated information respecting Classified Assets and all reports prepared by or provided to management, the SL Bank board of directors or any third-party consultant respecting Classified Assets, OREO, loan delinquencies, criticized or “watch list” assets or similar assets.

(c) The Seller Parties shall each cooperate, and use their commercially reasonable efforts to cause their independent auditor to cooperate, at Seller Parties’ expense, with Purchaser Parties and their independent auditors in order to enable Purchaser Parties and their Affiliates to prepare financial statements, including, without limitation, pro forma financial information, for Seller Parties that may be required by Purchaser Parties in connection with the filing of regulatory applications with Governmental Authorities or otherwise required in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Seller Parties agree that each will execute and deliver, and cause its officers to execute and deliver (including former officers of Seller Parties after the Closing), such “representation” letters as are customarily delivered in connection with audits and as Purchaser Parties’ independent accountants may respectively reasonably request under the circumstances.

(d) All information furnished pursuant to this Section 5.04 shall be subject to the provisions of the Confidentiality Agreement.

(e) No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

5.05 Acquisition Proposals.  SL Bancorp agrees that neither it nor SL Bank nor any of their respective directors, officers, employees or other representatives shall, and that they shall use their best efforts to instruct and cause their respective representatives not to, directly or indirectly:

(a)           initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving SL Bancorp or any of its Subsidiaries and (ii) any acquisition by any Person resulting in, or proposal or offer which if consummated would result in, any Person becoming the beneficial owner of directly or indirectly, in one or a series of

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related transactions, 10% or more of the total voting power of any class of equity securities of SL Bancorp, or those of any of its Subsidiaries, or 10% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of SL Bancorp, in each case other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”);

(b)           engage in, continue or otherwise participate in any discussions or negotiations concerning, or provide any non-public information or data to, any Person relating to, an Acquisition Proposal; or

(c)           otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, nothing contained in this Agreement shall prevent SL Bancorp or the SL Bancorp Board from (i) complying with its disclosure obligations under federal or state law; (ii) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if SL Bancorp Board receives from the Person so requesting such information an executed confidentiality agreement on terms no less favorable to such Person than the Confidentiality Agreement; (iii) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (iv) recommending such an Acquisition Proposal to the shareholders of SL Bancorp, if and only to the extent that, in each such case referred to in clause (ii), (iii) or (iv) above, (A) the SL Bancorp Board determines in good faith (after consultation with outside legal counsel) that failure to take such actions would reasonably be expected to be a violation of its fiduciary duties under applicable law and (B) the SL Bancorp Board determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to shareholders of SL Bancorp from a financial point of view than the transactions contemplated by this Agreement. An Acquisition Proposal which is received and considered by SL Bancorp in compliance with this Section 5.05 and which meets the requirements set forth in clause (B) of the preceding sentence is herein referred to as a “Superior Proposal.” SL Bancorp will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals and will use its reasonable best efforts to enforce any confidentiality or similar agreement related to any Acquisition Proposals.  SL Bancorp agrees that it will notify Purchaser Parties promptly, but in no event later than one Business Day, of the receipt of any Acquisition Proposal and the substance thereof, including the identity of the Person making the Acquisition Proposal and the terms and conditions thereof, and will keep Purchaser Parties apprised of any related developments, discussions and negotiations related thereto on a current basis.

5.06 Certain Policies.  Prior to the Closing Date, SL Bank and SL Bancorp shall, consistent with GAAP and applicable banking laws and regulations, to the extent requested by MC Bancorp, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Purchaser Parties; provided, however, that no such modifications or changes need be made prior to the satisfaction

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of the conditions set forth in Section 6.01(a) and 6.02; and further provided that in any event, no action, accrual or reserve made by a Seller Party pursuant to this Section 5.06 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.  The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Seller Parties or their management with any such adjustments.

5.07 Notification of Certain Matters.  Each of the Parties, shall give prompt notice to the other Parties of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to such Party, (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, or (iii) lead to litigation or regulatory action that would delay or prevent the consummation of the transactions contemplated by this Agreement.

5.08 Estoppel Letters and Consents.  The Seller Parties shall use their commercially reasonable efforts to obtain and deliver to Purchaser Parties at the Closing with respect to the real estate set forth on Section 5.08 of the Disclosure Schedule leased by Seller Parties, an estoppel letter dated as of the Closing in the form reasonably acceptable to the Purchaser Parties The Seller Parties shall also use their commercially reasonable efforts to obtain the waiver, approval and/or consents to assignment for all Material Contracts (including but not limited to leases for all facilities operated by SL Bancorp or SL Bank) so identified as requiring consent on the Disclosure Schedules (the “Consents”). Any fees and charges or other consideration, however designated, that are payable in connection with any Consent or estoppel letter shall be promptly paid by, and shall be the sole responsibility of Seller Parties.

5.09 Antitakeover Statutes.  Each of the Seller Parties and their respective Boards of Directors or parties performing similar functions shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the transactions contemplated hereby, take all action reasonably necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

5.10 Notice to Seller Parties’ Customers.  On and after the latest of the date of receipt of all regulatory approvals required to consummate the transactions contemplated hereby, the date of receipt of approval of the transaction contemplated hereby by SL Bancorp’s shareholders and the date that is no more than 30 days before the intended Effective Date, SL Bank and the other Seller Parties shall permit MC Bank to provide one or more written notices (which may be joint notices from SL Bank and MC Bank) to customers of SL Bank describing the proposed transactions, the effect on customers and planned transition procedures.  Such notices shall be in a form reasonably acceptable to Seller Parties.

5.11 Consents.  Where required by law or by agreements with third parties, the Seller Parties shall use commercially reasonable efforts to obtain from third parties, prior to the Effective Date, all consents to the transactions contemplated by this Agreement, where failure to obtain such consents would or would reasonably be expected to have a Material Adverse Effect.

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5.12 Preparation of Proxy Statement; Shareholder Meeting.

(a) As promptly as reasonably practicable following the date hereof, SL Bancorp shall prepare proxy materials, reasonably acceptable to MC Bancorp and Carpenter, which shall constitute the proxy statement relating to the matters to be submitted to the SL Bancorp stockholders at the SL Bancorp Shareholders Meeting (such proxy statements, and any amendments or supplements thereto, the “Proxy Statement”), and file such Proxy Statement with the SEC.  SL Bancorp shall prepare and file such Proxy Statement in accordance with applicable law and SEC regulations.

(b) SL Bancorp shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable (the “SL Bancorp Shareholders Meeting”) for the purpose of obtaining the Required Shareholder Vote.  The SL Bancorp Board shall use its reasonable best efforts to obtain from the SL Bancorp stockholders the SL Bancorp vote required to approve the principal terms of the Newco Merger.  Nothing contained in this Agreement shall be deemed to relieve SL Bancorp of its obligations to submit this Agreement to its stockholders for a vote on the approval of the principal terms of the Newco Merger.  The Proxy Statement shall include the unanimous recommendation of the SL Bancorp Board that the stockholders of SL Bancorp vote to approve the principal terms of the Newco Merger.

5.13 Indemnification.

(a) Following the Closing Date, SL Bancorp and MC Bancorp shall indemnify, defend and hold harmless each present and former director and officer of SL Bancorp and SL Bank, their heirs, estate, executors and administrators (each, an “Indemnified Party”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring prior to the Newco Merger Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the same extent as directors and officers under SL Bancorp Articles, SL Bancorp Bylaws and any indemnification agreements between such directors and officers of SL Bancorp and/or SL Bank, as in effect on the date hereof  (the “Claims”).  Notwithstanding the foregoing, the aggregate indemnification obligation of SL Bancorp and MC Bancorp to all Indemnified Parties provided hereunder shall not exceed the amount of insurance benefits actually provided by the insurer to SL Bancorp, MC Bancorp, their Affiliates or the Indemnified Parties under the Tail Policy and no indemnification of any kind shall be due in respect of any deductibles or co-insurance amounts or any Claims for which coverage is not available under the Tail Policy or following the exhaustion of the policy limits under the Tail Policy.

(b) Prior to the Newco Merger Effective Time, SL Bancorp shall cause the Surviving Corporation as of the Newco Merger Effective Time to, obtain and fully pay for “tail” liability insurance which shall provide, for a period of six years from the Closing Date, coverage for Indemnified Parties for actions or omissions arising before the Effective Time equal in amount and the scope of Claims covered to the coverage currently provided under directors’ and officers’ insurance policies of SL Bancorp (the “Tail Policy”); provided that the cost thereof does not exceed $185,000; and provided further that officers and directors of SL Bancorp and its Subsidiaries may be required to make application and provide customary representations and

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warranties to the insurance carrier for the purpose of obtaining such insurance.  The Tail Policy may not provide coverage for all Claims.

(c) Any Indemnified Party wishing to claim indemnification under Section 5.13(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify SL Bancorp and MC Bancorp thereof; provided that the failure so to notify shall affect the obligations of SL Bancorp or MC Bancorp under Section 5.13(a) unless and to the extent that SL Bancorp or MC Bancorp is actually prejudiced as a result of such failure.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) SL Bancorp or MC Bancorp shall have the right to assume the defense thereof and SL Bancorp and MC Bancorp shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that any Indemnified Party shall have the right to employ counsel to represent such Indemnified Party if (A) the Indemnified Party and SL Bancorp or MC Bancorp shall have so mutually agreed; (B) SL Bancorp or MC Bancorp has failed within a reasonable time to retain counsel; (C) the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to SL Bancorp or MC Bancorp; or (D) the named parties in any such proceeding (including any impleaded parties) include both the Indemnified Party, on the one hand, and SL Bancorp or MC Bancorp or any of their respective Subsidiaries, on the other hand, and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and in any such events the fees and expenses of such separate counsel shall be paid by SL Bancorp or MC Bancorp; (ii) the Indemnified Party will cooperate in the defense of any such matter, and (iii) SL Bancorp or MC Bancorp shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided further that SL Bancorp or MC Bancorp shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.  All obligations of SL Bancorp and MC Bancorp under this Section 5.13(c) are expressly subject to the limits of Section 5.13 (a) and (b).

(d) If SL Bancorp or MC Bancorp or any of their successors or assigns shall (i) consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfer all or substantially all of its assets to any other entity, then and in each case, SL Bancorp or MC Bancorp shall cause the successors and assigns of SL Bancorp or MC Bancorp to assume the obligations set forth in this Section 5.13.

5.14 IT Transition.  From and after the date of this Agreement, the Seller Parties shall, at the Seller Parties’ expense, cooperate and use their commercially reasonable efforts to cause their respective Affiliates, directors, officers, employees, agents to provide information to and to cooperate with Purchaser Parties and their designated information technology employees, consultants and vendors for the planning and preparation of the conversion, integration, assumption and transition of SL Bank’s information technology systems and data with those of MC Bank as of or following the Effective Time, as determined by MC Bancorp.

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5.15 Benefit Plans.

(a) From and after the Effective Time and to the extent permissible under tax law requirements applicable to qualified plans, MC Bank shall cause employees of SL Bank either (i) to continue to participate in the Benefit Plans of SL Bank, or (ii) to participate in employee benefit plans that provide benefits that are substantially similar to the employee benefits provided to similarly situated employees of MC Bank (the “Comparable Benefit Plans”), it being understood that inclusion of the Employees in Comparable Benefit Plans may occur at different times with respect to different plans; provided that to the extent permissible under tax law requirements applicable to qualified plans, coverage shall be continued under corresponding Benefit Plans of SL Bank until such employees are permitted to participate in Comparable Benefit Plans.  MC Bank shall cause each Comparable Benefit Plan in which employees of SL Bank become eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, but not for accrual of or computing benefits, under the Comparable Benefit Plans, the service of such employees with SL Bank to the same extent as such service was credited for such purpose by SL Bank; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits under a Comparable Benefit Plan. Except for the commitment to continue those Benefit Plans of SL Bank that correspond to Comparable Benefit Plans until employees of SL Bank are included in such Comparable Benefit Plans, nothing herein shall limit the ability of MC Bank to terminate any of SL Bank’s Benefit Plans or the Comparable Benefits Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

(b) Subject to the limitations of Section 5.15(d) below, at and following the Effective Time, MC Bank shall honor and continue to be obligated to perform, in accordance with its terms and Previously Disclosed or made available to the Purchaser Parties, and except as any Employee may otherwise agree, all benefit obligations to, and contractual rights of, current and former employees of SL Bancorp and current and former directors of SL Bank existing as of the Closing Date, as well as all employment, executive severance or “change-in-control” or similar agreements, plans or policies of SL Bank as Previously Disclosed acknowledging that the Closing shall constitute an “acquisition” or “change of control” for purposes of such agreements.

(c) At such time as employees of SL Bank become eligible to participate in a Comparable Benefit Plan that provides medical, dental or health benefits, MC Bank shall cause each such Comparable Benefit Plan, subject to the consent of the insurer of benefits under each such plan, to (i) waive any preexisting condition limitations to the extent such conditions are covered under the Comparable Benefit Plan, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their dependents during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.

(d) All compensation plans listed in Annex 3 or Section 5.15(d) of the Disclosure Schedule of Seller Parties (“Subject Compensation Plans”) will be terminated by Selling Parties immediately prior to the Closing and the beneficiaries of such Subject

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Compensation Plans will consent in writing to the termination of such Subject Compensation Plan and the release of any obligations to make payment of benefits thereunder pursuant to a form of benefit termination agreement (“Benefit Termination Agreement”) approved by the Seller Parties and Purchaser Parties, and limiting the payments due to the beneficiaries of the Subject Compensation Plans to the amounts set forth on Annex 3 hereto (the “Plan Consideration”).  The aggregate Plan Consideration to be paid under the Subject Compensation Plans shall not exceed the lesser of (a) $500,000, and (b) the amount payable by SL Bank and SL Bancorp under Part 359 of the FDIC’s rules and the TARP Standards for Compensation and Corporate Governance of the UST.  All payments of Plan Consideration made under the Subject Compensation Plans shall require prior approval of the FDIC (and to the extent necessary under the circumstances, the DFI and SFFRB), which SL Bank or SL Bancorp shall apply for and obtain prior to Closing.  The Benefit Termination Agreements shall provide that no payments shall be due any beneficiary unless the payment is approved by the FDIC (and to the extent necessary under the circumstances, the DFI and SFFRB) in writing prior to Closing.  Any payments of the Plan Consideration shall be deferred until the later of (i) the period required under Section 409A of the Code and (ii) the Effective Time of the Bank Merger.

5.16 SL Bancorp Stock Options.  The Board of Directors of SL Bancorp shall take such action as shall be required so that all outstanding stock options or Rights shall be exercised or terminated prior to the Closing.

5.17 Termination of ESOP; 401(k).  Seller Parties shall cause the existing employee stock ownership plan and Section 401(k) plan of Seller Parties to be terminated as of the Closing.

5.18 Resignations.  Subject to Section 2.08(d), all directors and executive officers of SL Bancorp and SL Bank shall submit resignations from their positions as of the Effective Time.

5.19 Debt Assumption.  The Parties shall use commercially reasonable efforts to complete the Debt Assumption.  All agreements related to the Debt Assumption shall be subject to the approval of Purchaser Parties and, unless otherwise agreed by Purchaser Parties, contain an unconditional release of SL Bancorp from any liability respecting the Junior Subordinated Debentures.

5.20 Carpenter Funding.  Carpenter shall, prior to closing, use its commercially reasonable efforts to provide or arrange for MC Bancorp to receive up to $25,000,000 through a sale of shares of MC Bancorp Common Stock if required, to maintain MC Bancorp and MC Bank with total risk-based capital of at least 11.0% of risk-weighted assets, and a leverage ratio of 9.0% at Closing (the “MC Bancorp Funding”).

5.21 Restricted Payments.  Seller Parties and Purchaser Parties agree that they shall not make, or be obligated to make at any time, any payment to any director, officer or employee of SL Bancorp or SL Bank that is prohibited under the rules of the UST applicable to participants in the Capital Purchase Program, Part 359 of the rules of the FDIC or by rule or order of any other Governmental Authority.

5.22 Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the

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Surviving Corporation or MC Bank with full title to all properties, assets, rights, approvals, immunities and franchises of SL Bancorp and SL Bank, the proper officers and directors of each party to this Agreement shall take all necessary or appropriate action.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE TRANSACTION

6.01 Conditions to Each Party’s Obligation to Effect the Transactions Contemplated Hereby.  The respective obligations of each of the parties hereto to consummate the Newco Merger and the Bank Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date, of each of the following conditions:

(a) Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such approvals shall contain any conditions, restrictions or requirements which the Purchaser Parties reasonably determine in good faith would, individually or in the aggregate, have a Material Adverse Effect on the Purchaser Parties (a “Burdensome Condition”).

(b) No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the transactions contemplated hereby.

(c) Corporate Approvals.  The principal terms of this Agreement and the transactions contemplated therein shall have been duly approved by the Required Shareholder Vote.

6.02 Conditions to Obligations of Seller Parties.  The obligations of the Seller Parties to consummate the transactions contemplated hereby are also subject to the fulfillment or written waiver by SL Bancorp prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Purchaser Parties set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of a specific date shall be true and correct as of such date) except for such failures of representations and warranties to be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or standard contained in any such warranties) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser Parties, and SL Bancorp shall have received certificates, dated the Closing Date, signed on behalf of the Purchaser Parties by their respective Chief Executive Officers and Chief Financial Officers to such effect.

(b) Performance of Obligations of Purchaser Parties.  The Purchaser Parties shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date, and SL Bancorp shall have

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received certificates, dated the Closing Date, signed on behalf of the Purchaser Parties by their respective Chief Executive Officers and Chief Financial Officers to such effect.

(c) Other Actions.  The Purchaser Parties shall have furnished SL Bancorp with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as SL Bancorp may reasonably request.

6.03 Conditions to Obligation of the Purchaser Parties.  The obligations of the Purchaser Parties to deliver the Total Newco Merger Consideration and to consummate the other transactions contemplated hereby is also subject to the fulfillment or written waiver by Purchaser Parties prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Seller Parties set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of a specific date shall be true and correct as of such date) except for such failures of representations and warranties to be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or standard contained in any such warranties), which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller Parties, and the Purchaser Parties shall have received certificates, dated the Closing Date, signed on behalf of each of the Seller Parties by their respective Chief Executive Officers and Chief Financial Officers to such effect.

(b) Performance of Obligations of The Seller Parties.  The Seller Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and shall have received certificates, dated the Closing Date, signed on behalf of the Seller Parties by their respective Chief Executive Officers and Chief Financial Officers to such effect.

(c) Financial Condition.  As of the last day of the last month immediately preceding the Closing Date (the “Measurement Date”), as recorded in the financial books of SL Bancorp and SL Bank, which financial books shall be maintained in accordance with regulatory accounting principles consistent with GAAP, (a) SL Bank shall have a total risk-based capital ratio of not less than 7% and a leverage capital ratio of not less than 4%, (b) the allowance for loan and lease losses of SL Bank shall not be less than 5% of total loans, and (c) Classified Assets at the Measurement Date, and assets which should be treated as Classified Assets under applicable standards under SL Bank’s assets classification policies or the policies of the banking agencies shall not exceed $30,500,000; and (d) Net Operating Losses for SL Bancorp for the period beginning July 1, 2011 and ending on the Measurement Date shall not exceed $250,000.

(d) UST.  The transaction contemplated by the UST Agreement shall have been completed on terms acceptable to the Purchaser Parties, the UST Agreement shall have been executed, and the UST shall have transferred the SL Bancorp Preferred Stock and UST Warrants on terms acceptable to Purchaser Parties, as set forth in the UST Agreement.

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(e) Material Adverse Effect.  Since the date of this Agreement, Seller Parties shall not have suffered a Material Adverse Effect.

(f) Fairness Opinion.  The Fairness Opinion shall have been reissued to SL Bancorp as of the date of the Proxy Statement, and shall not have been revoked, modified or withdrawn.

(g) Voting Agreements; Non-Solicitation, Non-Competition and Confidentiality Agreements, Non-Solicitation and Confidentiality Agreements, and Benefit Termination Agreement.  No employee, shareholder, officer or Benefit Plan beneficiary that has executed and delivered a Voting Agreement, Non-Solicitation, Non-Competition and Confidentiality Agreement, Non-Solicitation and Confidentiality Agreement or Benefit Termination Agreement shall be in default of any of such Person’s obligations thereunder or revoked or sought to challenge the enforceability or validity of any such agreement.

(h) Debt Assumption.  The Debt Assumption and all related documentation shall have been approved by a duly authorized representative of the holders of the Junior Subordinated Debentures on terms satisfactory to Purchaser Parties in their sole discretion.

(i) Public Offering.  The Public Offering shall have been terminated and the registration statement with respect to the Public Offering withdrawn without the prior acceptance of any subscriptions for shares.

(j) Core Deposits.  Core Deposits at the Measurement Date shall not be less than $150,000,000.00.

(k) Seller Parties Transaction Expenses.  The expenses of Seller Parties related to the transactions contemplated by this Agreement, inclusive of all investment banking, financial advisory, finders, broker, placement agent, permit, legal, accounting, printing, mailing, employee severance, change-in-control, accelerated benefit or similar payments (excluding any payments constituting Plan Consideration), and data processing termination costs of SL Bank, and other fees and expenses (“Seller Parties Transaction Expenses”) shall be set forth in a certificate of Seller Parties executed by their respective Chief Financial Officers and Chief Executive Officers.  The amount of such Seller Parties Transaction Expenses shall not exceed $750,000.00.

(l) Funding.  The MC Bancorp Funding shall have been obtained on terms acceptable to the Purchaser Parties.

(m) Other Actions.  The Seller Parties shall have furnished the Purchaser Parties with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as the Purchaser Parties may reasonably request.

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ARTICLE VII

TERMINATION

7.01 Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a) Mutual Consent.  By the mutual consent in writing of SL Bancorp and Purchaser Parties if the board of directors of each so determine by the vote of a majority of the members of its entire board.

(b) Breach. At any time prior to the Effective Time, by Purchaser Parties or SL Bancorp, if their boards of directors so determines by the vote of a majority of the members of its entire board, in the event of either (i) a breach by the other Party (or its banking Subsidiary that is a party hereto) of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching Party of such breach; or (ii) a breach by the other Party (or its banking Subsidiary that is a party hereto) of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching Party of such breach.

(c) Adverse SL Bancorp Board Action.  At any time prior to the Effective Time, by Purchaser Parties, if the SL Bancorp board: (i) submits the principal terms of this Agreement to SL Bancorp’s shareholders without a unanimous recommendation for approval thereof or with special and materially adverse conditions on such approval; (ii) otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in (i) above; (iii) rescinds its notice of SL Bancorp Shareholders Meeting or declines to submit the principal terms of this Agreement to a vote of its shareholders; (iv) recommends to its shareholders an Acquisition Proposal other than the Newco Merger and Bank Merger; (v) negotiates or authorizes the conduct of negotiations (and five Business Days have elapsed without such negotiations being discontinued) with a third party (it being understood that “negotiate” shall not be deemed to include the provision of information to, or the request and receipt of information from, any person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the SL Bancorp board will in fact engage in, or authorize, negotiations) regarding an Acquisition Proposal other than the Newco Merger or Bank Merger, or (vi) fails to notify Purchaser Parties in writing within one Business Days of receipt of any Acquisition Proposal, or to notify Purchaser Parties in writing within five Business Days of receipt of such Acquisition Proposal that it has discontinued negotiations, declined such Acquisition Proposal and determined that such Acquisition Proposal is not a Superior Proposal.

(d) Delay.  By Purchaser Parties, on the one hand, or SL Bancorp, on the other hand, in the event that the transactions contemplated hereby are not consummated by December 31, 2011 (the “Outside Date”), except to the extent that the failure of the transactions contemplated hereby then to be consummated by such date shall be due to the failure of the Party or Parties seeking to terminate pursuant to this Section 7.01(d) to perform or observe the covenants and agreements of such party or parties set forth in this Agreement.

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(e) No Regulatory Approval.  (i) By Purchaser Parties, on the one hand, or SL Bancorp, on the other hand, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, or (ii) by Purchaser Parties in the event that any such approval includes or, in the reasonable determination of the board of directors of MC Bancorp or Carpenter, is unlikely to be obtained or, if obtained, is likely to include any Burdensome Condition, provided however, that no party or parties shall have the right to terminate this Agreement pursuant to this Section 7.01(e) if such denial or Burdensome Condition shall be due to the failure of the party or parties seeking to terminate this Agreement to perform or observe the covenants of such party or parties set forth herein.

(f) Notice.  In the event a party elects to effect any termination pursuant to Section 7.07(b) through 7.01(e) above, it shall give written notice to the other party hereto specifying the basis for such termination and certifying that such termination has been approved by the vote of a majority of the members of its Board of Directors its general partner, or other appropriate governing body, as the case may be.

(g) Superior Proposal.  By SL Bancorp, at any time prior to the requisite vote of SL Bancorp shareholders is obtained, if (i) SL Bancorp is not in material breach of any of the terms of this Agreement, (ii) the SL Bancorp or SL Bank board authorizes SL Bancorp or SL Bank, subject to compliance with the terms of this Agreement, to enter into a definitive agreement (other than a mere confidentiality agreement) with respect to a Superior Proposal and SL Bancorp and SL Bank notifies MC Bancorp in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) MC Bancorp does not make, within five Business Days of receipt of SL Bancorp’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the SL Bancorp board determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to SL Bancorp shareholders as the Superior Proposal, and (iv) SL Bancorp, prior to such termination, pays MC Bancorp in immediately available funds any fees required to be paid pursuant to Section 8.05.  SL Bancorp shall (x) not enter into the binding agreement referred to in clause (ii) above until at least the sixth Business Day after it has provided the notice to MC Bancorp required thereby, (y) notify MC Bancorp promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification and (z) during such five-Business Day period, negotiate in good faith with MC Bancorp with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Purchaser Parties in response to a Superior Proposal, if any.

(h) SL Bancorp Stockholders Approval.  By SL Bancorp or Purchaser Parties, if its board of directors so determines by the vote of a majority of the members of the entire board, in the event that the principal terms of this Agreement by Required Shareholder Vote shall not have been obtained at the SL Bancorp Shareholders Meeting.

(i) Material Adverse Change.  At any time by Purchaser Parties upon the existence as determined by Purchaser Parties of any fact or circumstance that would have or would be reasonably expected to have a Material Adverse Effect on Seller Parties or Purchaser Parties.

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(j) Failure of Conditions.  At any time by Purchaser Parties if Purchaser Parties reasonably determine in good faith that any condition to the obligations of Purchaser Parties set forth in Section 6.03 cannot reasonably be expected to be satisfied.

7.02 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Newco Merger pursuant to this Article VII, this Agreement shall become void and of no effect (other than as set forth in Section 8.01) with no liability or further obligation on the part of any party hereto (or of any of its representatives or affiliates), except as otherwise provided in this Section 7.02; provided that, and notwithstanding anything in the foregoing to the contrary, (i) no such termination shall relieve any party hereto of any liability or damages to the other parties hereto resulting from any willful material breach of this Agreement, and (ii) the provisions set forth in Section 8.01 shall survive termination of this Agreement and termination shall not relieve any party of any liability under such provisions.

(b) In the event that (i) a bona fide Acquisition Proposal shall have been made to SL Bancorp or any of its Subsidiaries or any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to SL Bancorp or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least (x) 30 calendar days prior to, with respect to any termination pursuant to Section 7.01(c) or Section 7.01(d), the date of termination, or (y) at least 10 Business Days prior to, with respect to a termination pursuant to Section 7.01(h), the date of SL Bancorp Shareholders Meeting); and thereafter this Agreement is terminated by either Purchaser Parties or SL Bancorp pursuant to Section 7.01(d) or Section 7.01(h), or (ii) this Agreement is terminated (x) by Seller Parties pursuant to Section 7.01(g), (y) by Purchaser Parties pursuant to Section 7.01(c)(i) or (ii) and the Required Shareholder Vote is not obtained, or (z) by Purchaser Parties pursuant to Section 7.01(c)(iii) through (vi) inclusive, then SL Bancorp shall promptly, and in any event no later than two Business Days after the date of such termination, pay Purchaser Parties a termination fee of $175,000.00 (the “Termination Fee”), payable by wire transfer of same-day funds. SL Bancorp’s payment, together with reimbursement of its expenses under Section 8.05 shall be the sole and exclusive remedy of Purchaser Parties for damages against SL Bancorp and any of its Subsidiaries and their respective representatives with respect to the occurrence of any event giving rise to such payment.

(c) Each of Purchaser Parties and SL Bancorp acknowledges that the agreements contained in Section 7.02(b) are an integral part of the transactions contemplated by this Agreement and that without these agreements, Purchaser Parties and SL Bancorp would not enter into this Agreement; accordingly, if (i) SL Bancorp fails to pay the Termination Fee pursuant to Section 7.02(b), and, in order to obtain payment of the Termination Fee, any of Purchaser Parties commence a suit that results in a judgment against SL Bancorp for the Termination Fee or any portion thereof, SL Bancorp shall pay to Purchaser Parties their costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of such fee at the publicly announced prime rate of interest published in The Wall Street Journal on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

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ARTICLE VIII

MISCELLANEOUS

8.01 Survival.  All representations, warranties, agreements and covenants contained in this Agreement shall terminate as of the Effective Time except for the indemnification obligations under Section 5.13 which shall survive for the period described therein (the “Survival Period”).

8.02 Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

8.03 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

8.04 Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (without giving effect to choice of law principles thereof).

8.05 Expenses.  Seller Parties will reimburse Carpenter for all of their reasonable and documented out-of-pocket expenses associated with this Agreement and the transactions described herein and therein, including out-of-pocket expenses related to the Purchasers Parties’, investigations, consideration and preparations for and of this Agreement and the transactions described herein and therein including, but not limited to, legal, auditing, due diligence, consulting, data, travel and telephone expenses and out-of-pocket costs provided however, that such reimbursable expenses shall not exceed $250,000 if the Closing does not occur for any reason other than the breach of this Agreement by Purchaser Parties.  Such reimbursement shall be due upon the Closing or, if this Agreement is terminated prior to the Closing, within five (5) Business Days of delivery of a written request for payment.  Except as provided in this Section 8.05, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

8.06 Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to MC Bancorp:
3380 S. Higuera Blvd
San Luis Obispo, CA 93401
Attention:  James W. Lokey, Chairman
Fax: 805-269-2047

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If to MC Bank:
3380 S. Higuera Blvd
San Luis Obispo, CA 93401
Attention:  James W. Lokey, Chairman
Fax:  805-269-2047

If to Carpenter:

Carpenter Fund Manager G.P., LLC
5 Park Plaza, Suite 950
Irvine, CA  92614
Attention:  Robert Sjogren, General Counsel
Fax:  (949) 579-1448

If to SL Bancorp:
7840 El Camino Real
Atascadero, CA 93422
Attention:  John Hansen, President and CEO
Fax:  (805) 466-0402

If to SL Bank:
7840 El Camino Real
Atascadero, CA 93422
Attention:  John Hansen, President and CEO
Fax:  (805) 466-0402

With a copy to:

Stuart Moore
641 Higuera Street Suite 302
San Luis Obispo, California 93401
Attention:  Kenneth E. Moore, Esq.
Fax:  (805) 545-8599

In the case of any notice to MC Bank, Carpenter or MC Bancorp,

with a copy to:

King, Holmes, Paterno & Berliner, LLP
1900 Avenue of the Stars, Suite 2500
Los Angeles, CA  90067
Attention:  Keith T. Holmes, Esq.
Fax:  (310) 282-8903

8.07 Entire Understanding; No Third-Party Beneficiaries.  This Agreement, and the Confidentiality Agreement and the exhibits and annexes hereto, represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement, and the Confidentiality Agreement and the exhibits and annexes hereto supersede any and all other oral or written agreements heretofore made.  Nothing in this

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Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.08 Severability.  Except to the extent that the application of this Section 8.08 would have a Material Adverse Effect on SL Bank or the Purchaser Parties, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.  In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

8.09 Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein. Each of the parties hereto hereby waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

8.10 Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

8.11 Assignment.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.12 Alternative Structure.  Notwithstanding any provision of this Agreement to the contrary, the Purchaser Parties may at any time modify the structure of the acquisition of Seller Parties set forth herein, provided that (i) the transactions contemplated hereby and the consideration to be paid is not thereby changed in kind or reduced in amount as a result of such modification (ii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities to consummate the transactions contemplated hereby and (iii) the tax consequences to the Seller Parties of any transactions created by such

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modification shall not change in a manner which any of the Seller Parties reasonably determines is materially adverse to such Seller Party.  In the event the Purchaser Parties make such a change, the parties agree to execute appropriate documents to reflect the change.

Signatures on Next Page

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CARPENTER FUND MANAGER GP, LLC By: /s/ James B. Jones Name: James B. Jones Title: Managing Member
MISSION COMMUNITY BANCORP By: /s/ James W. Lokey Name: James W. Lokey Title: Chairman and CEO
MISSION COMMUNITY BANK By: /s/ James W. Lokey Name: James W. Lokey Title: Chairman
SANTA LUCIA BANCORP By: /s/ John C. Hansen Name: John C. Hansen Title: Chief Executive Officer
SANTA LUCIA BANK By: /s/ John C. Hansen Name: John C. Hansen Title: Chief Executive Officer

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